   As filed with the Securities and Exchange Commission on September 30, 1998
                                                      Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ---------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              ---------------------

                              CONCORD CAMERA CORP.
             (Exact name of registrant as specified in its charter)

                              ---------------------

New Jersey                                        3861                      13-3142196
(State or other jurisdiction          (Primary Standard Industrial       (I.R.S. Employer
of incorporation or organization)      Classification Code Number)      Identification No.)

                                  35 Mileed Way
                            Avenel, New Jersey 07001
                                 (732) 499-8280
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                              ---------------------

              Ira B. Lampert, Chief Executive Officer and Chairman
                              Concord Camera Corp.
                                  35 Mileed Way
                            Avenel, New Jersey 07001
                                 (732) 499-8280
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              ---------------------
                                    Copy to:
                              Ralph Sutcliffe, Esq.
                        Kronish Lieb Weiner & Hellman LLP
                           1114 Avenue of the Americas
                          New York, New York 10036-7798
                                 (212) 479-6000
                                 --------------

                  Approximate date of commencement of proposed sale to public:
As soon as practicable after the effective date of this Registration Statement.

                  If any of the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                  If this form is filed to register additional securities for an offering pursuant to Rule 463(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_____________________

                  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_______________________________

                              ---------------------
                         CALCULATION OF REGISTRATION FEE

========================================================================================================================
                                                                                      Proposed
                                                               Proposed                Maximum
                                                                Maximum               Aggregate
         Title of Securities               Amount to be    Offering Price per         Offering           Amount of
           to be Registered                 Registered            Unit                  Price         Registration Fee
------------------------------------------------------------------------------------------------------------------------
11% Senior Notes Due 2005, Series B        $15,000,000          $1,000              $15,000,000            $4,425
========================================================================================================================

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date or dates as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 1998
PROSPECTUS
                                OFFER TO EXCHANGE

                       11% Senior Notes Due 2005, Series B
              for Any and All Outstanding 11% Senior Notes Due 2005
                                       of
                              Concord Camera Corp.
                  The Exchange Offer will expire at 5:00 P.M.,
            New York City time, on           , 1998, unless extended

    Concord Camera Corp., a New Jersey corporation (the "Issuer"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange $1,000 principal amount of 11% Senior Notes Due 2005, Series B, of the Issuer (the "New Notes") for each $1,000 principal amount of the issued and outstanding 11% Senior Notes Due 2005 of the Issuer (the "Old Notes," and collectively with the New Notes, the "Notes"). As of the date of this Prospectus, $15,000,000 principal amount of the Old Notes were outstanding. The terms of the New Notes are substantially identical in all material respects (including interest rate and maturity) to the Old Notes except for certain transfer restrictions and registration rights relating to the Old Notes.
    The Exchange Offer is being made to satisfy certain obligations of the Issuer under the Registration Rights Agreement, dated as of July 30, 1998, between the Issuer and the other signatory thereto (the "Registration Agreement"). Upon consummation of the Exchange Offer, holders of Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Agreement covering such Old Notes not tendered and such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. If the Exchange Offer is not consummated, or a shelf registration statement is not filed or is not declared effective or, after either this registration statement or the shelf registration statement has been declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Old Notes or New Notes in accordance with and during the periods specified in the Registration Agreement, additional interest will accrue and be payable on the Notes until such registration statement is declared effective or the Exchange Offer is consummated. See "Exchange Offer" and "Description of the Notes -- Registration Rights; Liquidated Damages."
    Based on interpretations by the staff of the Securities and Exchange Commission (the "SEC" or "Commission") with respect to similar transactions, the Issuer believes that the New Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the "Securities Act")) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that the New Notes are acquired in the ordinary course of the holder's business, the holder has no arrangement with any person to participate in the distribution of the New Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the New Notes received in exchange for the Old Notes where such New Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuer has agreed that, for a period expiring on the earlier of (i) 365 days after the date of this Prospectus and
(ii) the date upon which all Transfer Restricted Securities (as defined) have been exchanged pursuant to the Exchange Offer, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."
    The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture (as defined). For a more complete description of the terms of the New Notes, see "Description of the Notes." There will be no cash proceeds to the Issuer from the Exchange Offer. The New Notes will be senior unsecured obligations of the Issuer ranking pari passu in right of payment with all present and future senior unsecured obligations of the Issuer and will rank senior in right of payment to all present and future subordinated indebtedness of the Issuer. As of June 30, 1998, the total indebtedness and other liabilities of the Issuer and its subsidiaries were $36.0 million, including approximately $34.3 million of indebtedness and other liabilities of the Issuer's subsidiaries. The Issuer and its subsidiaries may incur substantial additional indebtedness in the future. See "Capitalization" and "Description of the Notes."
    The Old Notes were originally issued and sold on July 30, 1998 in a transaction exempt from registration under the Securities Act in reliance upon the exemptions provided by Rule 144A and Section 4(2) of the Securities Act. Accordingly, the Old Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an exemption from the registration requirements of the Securities Act and applicable state securities laws is available.

    The Issuer has not entered into any arrangement or understanding with any person to distribute the New Notes to be received in the Exchange Offer and to the best of the Issuer's information and belief, each person participating in the Exchange Offer is acquiring the New Notes in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the New Notes to be received in the Exchange Offer.
    The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange. The Exchange Offer will expire at 5:00 p.m., New York City time, on , 1998, unless extended (the "Expiration Date"). The date of acceptance for exchange of the Old Notes for the New Notes (the "Exchange Date") will be the first business day following the Expiration Date. The Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date; otherwise such tenders are irrevocable.
    Prior to this Exchange Offer, there has been no public market for the Notes. If a market for the New Notes should develop, the New Notes could trade at a discount from their principal amount. The Issuer does not currently intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active public market for the New Notes will develop.

See "Risk Factors" beginning on page 10 or a description of certain factors that should be considered by participants in the Exchange Offer.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY
       STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is       , 1998.

    This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available upon request from Concord Camera Corp., 35 Mileed Way, Avenel, New Jersey 07001 (telephone 732-499-8280), Attention: Investor Relations. In order to ensure timely delivery
of the documents, any request should be made by       , 1998.


                              AVAILABLE INFORMATION

    The Issuer is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the Commission. Such reports, proxy and other information can be inspected and copied without charge at the Public Reference Room maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. In addition, upon request, such reports, proxy statements and other information will be made available for inspection and copying at the Commission's public reference facilities at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates upon request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, like the Issuer, that file electronically with the Commission. The Issuer's common stock is listed on the Nasdaq National Market under the symbol "LENS." Reports, proxy statements and other information concerning the Issuer may be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement of which this Prospectus forms a part, each such statement being qualified in all respects by such reference.

    In the event that the Issuer ceases to be subject to the informational reporting requirements of the Exchange Act, the Issuer has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any of the securities offered hereby remain outstanding, it will furnish to the holders of the securities and file with the Commission (unless the Commission will not accept such a filing) (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuer were required to file such forms, including a "Management's Discussion and Analysis of Results of Operations and Financial Condition" and, with respect to the annual information only, a report thereon by the Issuer's certified independent public accountants and (ii) all reports that would be required to be filed with the Commission on Form 8-K if the Issuer were required to file such reports. In addition, for so long as any of the securities offered hereby remain outstanding, the Issuer has agreed to make available to any prospective purchaser of the securities or beneficial owner of the securities in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents or information have been filed by the Issuer with the Commission and are incorporated herein by reference:

    The Issuer's Annual Report on Form 10-K for the year ended June 30, 1998.

    All documents subsequently filed by the Issuer with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering covered by this Prospectus will be deemed incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained therein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Issuer hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person to Concord Camera Corp., 35 Mileed Way, Avenel, New Jersey 07001 (telephone 732-499-8280),
Attention: Investor Relations, a copy of any or all of the documents referred to above (other than exhibits to such documents) which have been incorporated by reference in this Prospectus.

________________________________________________________________________________

                                   PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus and in the Consolidated Financial Statements and the Notes thereto incorporated herein by reference. References in this Prospectus to the "Company" or "Concord" mean Concord Camera Corp. together with its subsidiaries, except where the context otherwise requires. This Prospectus contains certain "forward-looking statements" concerning the Company's operations, economic performance and financial condition, which are subject to inherent uncertainties and risks, including those identified under "Risk Factors." Actual results could differ materially from those anticipated in this Prospectus. When used in this Prospectus, the words "estimate," "project," "anticipate," "expect," "intend," "believe" and similar expressions are intended to identify forward-looking statements.

    The Company

        Founded in 1982, the Company is a global developer, designer, manufacturer, and marketer of high quality, low cost Advanced Photo System, 35mm and 110mm traditional and single-use cameras.

        Growth Strategy. Concord's strategy for growth is to capitalize on the trend of vertically integrated camera and toy companies to outsource their design, development, and manufacturing from low cost, third party original equipment manufacturers ("OEMs") such as Concord, which conducts its manufacturing activities in the People's Republic of China ("PRC") at a monthly cost per production worker of only $120. Since implementing its strategy in Fiscal 1995, Concord has built sufficient strength in its engineering, design, and manufacturing capabilities to capture OEM business of several of the world's largest film, camera, and toy companies, including Eastman Kodak Company ("Kodak"), Polaroid Corporation ("Polaroid"), Agfa-Gevaert AG ("Agfa") (a subsidiary of Bayer AG), Imation Corp. ("Imation") (formerly Minnesota Mining and Manufacturing Co. (a 3M subsidiary)) and Mattel, Inc. ("Mattel").

        The Company seeks to obtain additional business from these and potential new OEM relationships by positioning itself as an innovative designer and manufacturer of high quality, low cost products. Additionally, Concord differentiates its OEM capability by providing its customers with dedicated design and development expertise during pre-contract discussions, and with local (Americas, European and Asian) management presence, thereby adding significant customer value, comfort and reliability.

        The Company has also increased its sales of single-use cameras at a 20.4% compounded annual growth rate, increasing from approximately $27 million in 1995, or 43.6% of sales, to approximately $47 million in 1998, or 45.9% of sales. The Company believes that it is currently the fourth largest SUC manufacturer in the world, behind Kodak, Fuji Photo Film Co. Ltd. ("Fuji") and Konica Corporation ("Konica"). The Company estimates that it produced 8.6% of all single-use cameras sold worldwide in 1997 and 13.7% of all single-use cameras sold worldwide excluding Japan, which accounted for approximately 85 million units. Market size estimates are based on industry sources. Concord estimates the worldwide single-use camera market will grow from 192 million units in 1997 to 281 million units in 2000, a compound annual growth rate of 13.5%.

        Overall Company sales for 1998 were $102.7 million, an increase of 56.1% over 1997.

        1998 EBITDA and Earnings Growth: EBITDA for Fiscal 1998 grew by 194.9%, to $11.5 million, from $3.9 million for Fiscal 1997. Net income for Fiscal 1998 grew to $6.0 million or $.52 per diluted share from a $.8 million loss or ($.08) per share for Fiscal 1997.

        Strong Sales, Earnings and Cash Flow. These incremental sales, coupled with the Company's investments in new product development and manufacturing facilities, enabled the Company to achieve its previously announced Fiscal 1998 projected sales level of more than $100 million, and its Fiscal 1998 projected profit level of more than $5 million.
    Actual results for Fiscal 1998 were reported on August 26, 1998 and amounted to sales of $102,663,000 and net income of $6,013,000 ($0.55 of basic earnings and $0.52 of diluted earnings per share).
________________________________________________________________________________

________________________________________________________________________________


        Concord was incorporated in the state of New Jersey on September 30, 1982. Its principal offices are located at 35 Mileed Way, Avenel, New Jersey 07001 (telephone 732-499-8280).

    Recent Events

        During Fiscal 1995, the Company underwent a management change with current Chairman and chief executive officer, Ira B. Lampert, replacing the former Chairman and Chief Executive Officer, who was discharged for cause. Mr. Lampert's management team conceptualized a new strategic plan and began the implementation of that plan in Fiscal 1995.

    This plan was based on three key concepts:

    (1) Improve sales and manufacturing stability by developing a stronger OEM business that would not be subject to the erratic volume swings and pricing pressure of the retail channel, permitting substantially lower investment in finished goods inventory, distribution of the Company's products by companies with extensive sales and marketing capabilities, and the elimination of competitors;

    (2) Develop, design, and manufacture products that produce superior picture performance and quality since film companies will only be associated with products that produce superior picture performance and quality; and

    (3) Establish a position in the single-use camera market, which would grow rapidly throughout Europe and North America as it had in Japan.

        To implement this strategy the Company knew it needed to improve two aspects of its operations. First, the Company needed to improve the quality and capacity of its manufacturing operations to a world class standard. Second, the Company needed to acquire additional core technology, design, and engineering expertise to improve product performance and picture quality and to respond quickly to customer requirements. These improvements would provide the Company with the ability to obtain business from the world's top tier of photographic and film companies.

        Modernization of Manufacturing Facilities

        In Fiscal 1996, the Company commenced construction of a new manufacturing facility on a production site in the PRC previously acquired by the Company. The Company commenced manufacturing in the new facility on July 1, 1996. In Fiscal 1995, the Company began investing in new equipment for the new facility. The Company also implemented new training and quality programs in Fiscal 1995 and 1996 (which are ongoing). The result of these initiations was the establishment of a world class manufacturing operation. The Company funded these expenditures internally by shrinking finished goods inventory, consolidating operations and better utilizing working capital.

        OEM Relationships and New Product Development

        Concurrent with its program to modernize its manufacturing facilities and improve its manufacturing processes to a world class level, management focused on improving the Company's product development expertise. The Company significantly increased its product development budget from $598,000 in Fiscal 1995 to approximately $4.0 million in Fiscal 1998, resulting in a significant increase in technical personnel. The Company's in-house product and development team has grown from 31 persons at the end of Fiscal 1995 to 63 persons in the first quarter of Fiscal 1999. The increased funding was used to develop products and long-term relationships with several of the world's largest and most successful photographic and film
    manufacturers, including Imation (formerly part of Minnesota Mining and Manufacturing Co.), Agfa, Fisher-Price (a division of Mattel) and
    Kodak.
________________________________________________________________________________

________________________________________________________________________________

        Imation. The Company established its contractual OEM relationship with Imation for the production of single-use cameras in Fiscal 1995. Products developed under this contract, which continues in effect, included the Company's first and second generation daylight and flash single-use cameras.

        Agfa. In Fiscal 1996, the Company and Agfa developed the world's first two-format Advanced Photo System single-use cameras under a co-development agreement. The Company continues to manufacture the single-use cameras for Agfa under the OEM contract with Agfa.

        Fisher-Price. In Fiscal 1996, the Company was the successful bidder for a design and manufacturing agreement with Mattel under which the Company designed and now manufactures for Fisher-Price a "child proof" 35mm manual camera product. This led to the award to the Company by Mattel of a co-development and production agreement for the successor to the Viewmaster(TM) product. This product, set for release in Fiscal 1999, is expected to be sold by both Fisher-Price and under a branding arrangement with Fisher-Price and The Discovery Channel.

        Kodak. The Company was awarded a long-term supply agreement for a traditional motorized Advanced Photo System camera in Fiscal 1997. Shipments of the camera began in the first quarter of Fiscal 1998, and the Company believes the camera is now the best selling Advanced Photo System camera in the world in its category in terms of unit volume. The Company has retained the right to sell these cameras under its brand names, and shipments of the Company's branded versions began in the first quarter of Fiscal 1999. The Company is involved in discussions with Kodak looking toward the production of additional products by the Company for Kodak.

        Polaroid. Capitalizing on a pre-existing relationship with Polaroid for the production of single-use cameras, the Company was awarded a co-development and long-term supply agreement to co-design and manufacture an instant single-use camera for Polaroid in the fourth quarter of Fiscal 1997. Shipment of this product commenced in the first quarter of Fiscal 1999. Revenues from this contract are expected to aggregate between $15 and $20 million for Fiscal 1999.

        Future OEM Relationships. The Company seeks to obtain additional business from these customers and establish new OEM relationships by positioning itself as an innovative developer, designer and manufacturer of high quality, low cost products. Additionally, Concord differentiates its OEM capability by providing its customers with dedicated design and development expertise during pre-contract discussions, and with local (Americas, European and Asian) management presence, thereby adding significant customer value, comfort and reliability.

        The Company targets potential OEM customers that have an established brand name, existing channels of distribution, the potential to outsource multiple products (cameras and/or non-cameras), and whose products match the manufacturing and value added skills of Concord. This approach is geared to capitalize on the trend of vertically integrated consumer product companies to outsource their development, design, and low cost manufacturing from third party OEMs such as Concord.

        Consolidation and Overhead Cost Reductions. The Company has
    consolidated its direct sales operations to reduce costs, increase efficiency, centralize warehousing and shipping, and better utilize capital. In connection therewith, the Company transferred its operations in Hungary to an independent sales agent in 1996, and relocated its Latin American sales and administrative offices from
    Panama to New Jersey in 1997. The Company now has three centralized warehouse distribution operations: Concord Americas servicing -- the
    United States, Canada and South America, Concord Europe -- servicing the UK, Germany and France, Concord HK -- servicing the Far East and major retail customers on an FOB Hong Kong basis.
________________________________________________________________________________

________________________________________________________________________________

        Product Line Diversification. Since 1995, management has also diversified the Company's product base from single-use cameras, which accounted for 67.1% and 70.1% of sales in Fiscal 1997 and Fiscal 1996, respectively, to 45.9% of Fiscal 1998 sales. This decrease resulted, in part, from management's Fiscal 1995 implementation of a new product development program that has led to the Company's agreements to produce low cost Advanced Photo System and 35mm cameras in Fiscal 1998 and to produce single-use and manual instant cameras in Fiscal 1999.























________________________________________________________________________________

______________________________________________________________________________________________________________________________

                                                The Exchange Offer
Securities Offered..............................  Up to $15,000,000 aggregate principal amount of 11% Senior
                                                  Notes Due 2005, Series B, of the Issuer. The terms of the New
                                                  Notes and the Old Notes will be substantially identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Notes which will not apply to the New Notes. See "Description of the Notes."

The Exchange Offer............................    The Issuer is offering to exchange $1,000 principal amount of
                                                  New Notes for each $1,000 principal amount of Old Notes. See
                                                  "The Exchange Offer" for a description of the procedures for tendering Old Notes. The Exchange Offer satisfies the registration obligations of the Issuer under the Registration Agreement. Upon consummation of the Exchange Offer, holders of Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Agreement with respect to such non-
                                                  tendered Old Notes and, accordingly, such Old Notes will
                                                  continue to be subject to the restrictions on transfer contained in the legend thereon.
Tenders, Expiration Date;
   Withdrawal.................................    The Exchange Offer will expire at 5:00 p.m., New York City
                                                  time, on                 , 1998, or such later date and time to which
                                                  it is extended, provided that the Exchange Offer shall not be extended beyond 30 Business Days (a "Business Day" being any day except a Saturday, Sunday or other day in the City of New
                                                  York, or in the city of the corporate trust office of the Trustee (as defined), on which banks are authorized to close). Tenders of Old
                                                  Notes pursuant to the Exchange Offer may be withdrawn and
                                                  retendered at any time prior to the Expiration Date. Any Old
                                                  Notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the Exchange Offer.

Federal Income Tax Considerations.............    The Exchange Offer will not result in any income, gain or loss to the holders of Notes or the Issuer for federal income tax
                                                  purposes. See "Certain Federal Income Tax Considerations."

Use of Proceeds...............................    There will be no proceeds to the Issuer from the exchange of the
                                                  New Notes for the Old Notes pursuant to the Exchange Offer.

Exchange Agent................................    Bankers Trust Company, the trustee (the "Trustee") under the
                                                  Indenture is serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer.
______________________________________________________________________________________________________________________________

________________________________________________________________________________

Consequences of Exchanging or Failing to Exchange Old Notes Pursuant to the Exchange Offer

    Generally, holders of Old Notes (other than any holder who is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act) who exchange their Old Notes for New Notes pursuant to the Exchange Offer may offer their New Notes for resale, resell their New Notes, and otherwise transfer their New Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided such New Notes are acquired in the ordinary course of the holders' business, such holders have no arrangement with any person to participate in a distribution of such New Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of its New Notes. See "Plan of Distribution." To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the New Notes prior to offering or selling such New Notes. The Issuer is required, under the Registration Agreement, to register the New Notes in any jurisdiction reasonably requested by the holders, subject to certain limitations. Upon consummation of the Exchange Offer, holders that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Agreement with respect to such non-tendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Old Notes may not be offered or sold (except in private transactions), unless registered under the Securities Act and applicable state securities laws. See "The Exchange Offer -- Consequences of Failure to Exchange."








________________________________________________________________________________

______________________________________________________________________________________________________________________________

                                       Summary Description of the New Notes
Securities Offered.............................. Up to $15,000,000 aggregate principal amount of 11% Senior
                                                 Notes Due 2005, Series B, of the Issuer. The terms of the New
                                                 Notes and the Old Notes will be substantially identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Notes which will not apply to the New Notes. See "Description of the Notes."

Maturity........................................ July 15, 2005.

Interest Payment Dates.......................... Each January 15, April 15, July 15 and October 15, commencing on October 15, 1998.

Sinking Fund.................................... None.

Optional Redemption............................. On or after July 15, 2000, the New Notes will be redeemable at the option of the Issuer, in whole or in part at any time, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, thereon  to the date of redemption. In addition, in the event of the sale by the Issuer prior to July 15, 2000 of its securities in one or more Secondary Public Offerings (as defined), up to a maximum of 35% of the aggregate principal amount of the
                                                 Notes originally issued will, at the option of the Issuer, be redeemable from the net cash proceeds of such Secondary Public
                                                 Offerings, but only to the extent the proceeds of such Secondary
                                                 Public Offerings consist of cash or readily marketable cash equivalents, at a redemption price equal to 107% of the principal amount thereof plus accrued and unpaid interest and Liquidated
                                                 Damages, if any, thereon to the redemption date. See "Description of the Notes -- Optional Redemption."

Change of Control............................... Upon the occurrence of a Change of Control (as defined), each holder of Notes will have the right to require the Issuer to make an offer to purchase all or a portion of such holder's Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of purchase. The Issuer may not have sufficient funds or the financial resources necessary to satisfy its obligations to repurchase the New
                                                 Notes and other debt that may become repayable upon a Change of Control. See "Description of the Notes -- Offer to Purchase
                                                 Upon Change of Control."

______________________________________________________________________________________________________________________________

                                        7

______________________________________________________________________________________________________________________________

Ranking......................................... The New Notes will be senior unsecured obligations of the Issuer, ranking pari passu in right of payment with all present and future senior unsecured obligations of the Issuer and will rank senior in right of payment to all present and future subordinated
                                                 indebtedness of the Issuer. As of June 30, 1998, the total indebtedness and other future liabilities of the Issuer and its subsidiaries were $36.0 million, including approximately $34.3 million of indebtedness and other liabilities of the Issuer's subsidiaries.  The Issuer and its subsidiaries may incur substantial additional indebtedness in the future.  See "Capitalization" and
                                                 "Description of the Notes -- Ranking."

Certain Covenants............................... The Indenture governing Notes (the "Indenture") contains covenants relating to, among other things, the following matters:
                                                 (i) incurrence of additional indebtedness; (ii) restricted payments;
                                                 (iii) maintenance of tangible net worth (iv) disposition of proceeds of asset sales; (v) dividend and other payment restrictions affecting subsidiaries; (vi) mergers, consolidation or sales of assets; and (vii)
                                                 limitations on transactions with affiliates. See "Description of the
                                                 Notes -- Certain Covenants."

    For additional information concerning the New Notes and the definitions of certain capitalized terms used above, see
"Description of the Notes."
______________________________________________________________________________________________________________________________

                                        8

                             Summary Financial Data

    The following table sets forth selected historical consolidated financial information and other data of the Company for the five years ended June 30, 1998 which have been derived from the consolidated financial statements of the Company. The following financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the "Consolidated Financial Statements of the Company" and Notes thereto, which are incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended June 30, 1998.

________________________________________________________________________________________________________________

                                                                        Year Ended June 30,
                                                  --------------------------------------------------------------
                                                     1998         1997          1996         1995         1994
                                                     ----         ----          ----         ----         ----
                                                           (Dollars in thousands except per share amounts)
    STATEMENT OF OPERATIONS DATA:
    Net Sales                                     $102,663     $ 65,747      $ 66,782     $ 62,139      $54,817
                                                  --------     --------      --------     --------      -------
    Cost of Product sold                            74,771       48,722        49,293       41,984       37,684
                                                    ------       ------        ------       ------       ------
    Gross Profit                                    27,892       17,025        17,489(1)    20,155       17,133
    Operating expenses                              21,892       17,864        19,173       18,685       17,734
                                                    ------       ------        ------       ------       ------
                                                     6,000        (839)       (1,684)        1,470        (601)
    Other (income) expenses, net                      (517)       (123)          (30)          154          221
                                                   --------     -------     ---------      -------      -------
    Income (loss)
    before income taxes                               6,517       (716)       (1,654)        1,316        (822)
    Income taxes                                        504         117            80          107          123
                                                   --------     -------     ---------      -------      -------
    Net income (loss)                               $ 6,013      ($833)      ($1,734)       $1,209       ($945)
                                                    =======      ======      ========      =======       ======
    Basic earnings (loss) per share                   $0.55     ($0.08)       ($0.16)        $0.12      ($0.09)
                                                    =======     =======      ========      =======      =======
    Diluted earnings (loss) per share                 $0.52     ($0.08)       ($0.16)        $0.12      ($0.09)
                                                    =======     =======     =========      =======      =======

    BALANCE SHEET DATA:
    Working Capital                                 $20,813     $13,994       $16,696      $17,432      $21,115
                                                    =======     =======       =======      =======      =======
    Total assets                                    $72,082     $53,088       $49,850      $50,189      $48,182
                                                    =======     =======       =======      =======      =======
    Long-term debt                                   $3,871      $2,397        $2,379        $ 388      $ 3,998
                                                    =======     =======       =======      =======      =======
    Total stockholders' equity                      $36,105     $29,502       $30,478      $32,264      $31,055
                                                    =======     =======       =======      =======      =======
    OTHER FINANCIAL DATA:
    Ratio of earnings to fixed charges(3)              4.26         (2)           (2)         1.75          (2)
                                                    =======     =======       =======      =======      =======
__________________
1  Gross profit in Fiscal 1996 included a provision for inventory and related items of approximately $3,035 in certain 35mm camera products and related inventory.

2  Earnings are inadequate to cover fixed charges. In Fiscal 1997, 1996 and 1994 the amount of the coverage deficiency was $716, $1,654 and $822, respectively.

3  For purposes of determining the ratio of earnings to fixed charges, (i) earnings consist of income before income taxes plus fixed charges and (ii) fixed charges consist of interest expense, amortization of debt issuance cost and the estimated interest portion of rental expense.
________________________________________________________________________________________________________________

                                        9

                                  RISK FACTORS

    In addition to other information set forth elsewhere in this Prospectus, before tendering the Old Notes for New Notes, holders should consider the following risk factor, which (other than "Consequences of Failure to Exchange") are generally applicable to the Old Notes as well as the New Notes, and the information set forth in the Issuer's Annual Report on Form 10-K for the year ended June 30, 1998 which is incorporated herein by reference.

Consequences of Failure to Exchange

    Upon the consummation of the Exchange Offer, holders of Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Agreement with respect to such non-tendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Issuer does not intend to register the Old Notes under the Securities Act.

    Based on interpretations by the staff of the SEC with respect to similar transactions, the Issuer believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders (other than any holder which is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the New Notes are acquired in the ordinary course of the holder's business, the holder has no arrangement with any person to participate in the distribution of the New Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for the Old Notes acquired by the broker-dealer as a result of market-making activities or other trading activities. The Issuer has agreed that, starting on the date of this Prospectus and ending on the earlier of the first anniversary of the date of this Prospectus or the date upon which all such Transfer Restricted Securities have been sold pursuant to the Exchange Offer, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." The New Notes may not be offered or sold unless they have been registered or qualified for sale under applicable state securities laws or an exemption from registration or qualification is available and is complied with. The Registration Agreement requires the Issuer to register or qualify the New Notes for resale in any state as may be reasonably requested by their holders, subject to certain limitations.

Lack of Public Market

    Prior to this Exchange Offer, there has been no public market for the Old Notes. If a market for the New Notes should develop, the New Notes may trade at a discount from their principal amount, depending upon prevailing interest rates, the market for similar securities and other factors including general economic conditions and the financial condition of the Issuer. The Issuer does not currently intend to apply for a listing or quotation of the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. No assurance can be given as to the liquidity of, and the trading market for, the New Notes.

    The liquidity of, and trading market for, the New Notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Issuer.

Effective Subordination of the Notes.

    The Notes are not secured by any of the assets of the Issuer. Holders of secured indebtedness of the Issuer will have claims that are prior to the claims of the holders of the Notes to the extent of the assets securing such other indebtedness. As of June 30, 1998 the Issuer and its subsidiaries had approximately $15.6 million of secured indebtedness outstanding. The Indenture also permits certain new indebtedness of the Issuer and/or its subsidiaries to be secured. In addition, the Notes will be effectively subordinated to $34.3 million of indebtedness (including secured indebtedness) and other liabilities and commitments (including trade payables) of the Issuer's subsidiaries.

Effect of Substantial Additional Indebtedness on the Issuer's Ability to Repay the Notes.

    The Indenture limits, but does not prohibit, the incurrence of additional indebtedness by the Issuer and its subsidiaries. The Issuer may incur substantial additional indebtedness, including up to $11 million of increases in or refinancings of existing credit lines, to support its working capital needs and finance its expected growth. See "Description of the Notes -- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock". Additional indebtedness of the Issuer will ordinarily rank pari passu with the Notes and will effectively be senior to the Notes to the extent incurred by subsidiaries of the Issuer. The debt service requirements on any additional indebtedness could make it more difficult for the Issuer to make principal and interest payments on the Notes. No guarantees have been issued with respect to the Notes; thus the Issuer's subsidiaries are not directly obligated under the Notes. Earnings generated by any of the Issuer's subsidiaries, as well as the existing assets of such subsidiaries, will have to be used first by such subsidiaries to fulfill their debt service requirements.

Effect of Indebtedness on Future Prospects.

    The level of the Issuer's indebtedness could have important consequences to its future prospects, including the following: (i) limiting the ability of the Issuer to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes; (ii) requiring that a substantial portion of the Issuer's cash flow from operations, if any, be dedicated to the payment of principal of and interest on its indebtedness and other obligations; (iii) limiting its flexibility in planning for, or reacting to changes in, its business; and (iv) increasing its vulnerability in the event of a downturn in its business.

Dependence on Agreements with the PRC

    General. The Company manufactures a majority of the components used in its cameras and assembles all of its manufactured finished products in the PRC pursuant to the PRC Agreements (as defined). FERO (as defined) approval is required on all of the PRC Agreements to ensure their enforceability. See "Business--Manufacturing --General."

    Operating Practices. The Company's PRC Agreements provide for the production and manufacture of cameras at the Company's owned facilities in the PRC with labor supplied by PRC Entities. The PRC Entities (as defined) currently supply the Company with approximately 3,500 workers to manufacture and assemble cameras. During Fiscal 1996, the Company completed construction of a new factory building on the Company-leased land next to the other Company-owned buildings and moved the manufacturing and assembling operations from the leased assembly plants to the new factory and existing Company-owned buildings. During the first quarter of Fiscal 1997, the Company completed the conversion of certain production facilities on the Company-leased land. Consequently, the Company no longer leases manufacturing facilities from the PRC Entity. Although a substantial number of the Company's workers are employees of the PRC Entities, the Company is responsible for their food and housing and substantially all of them live in Company maintained dormitories. The current average cost per production line worker is approximately $120 per month including room and board and the Company's payments to the PRC Entities allocable to the provision of those workers. If any worker fails to work efficiently or to improve after instruction, the Company has the right to request that the PRC Entities replace that individual. Additionally, the

Company has completed an expansion and conversion program that increased the aggregate size of the PRC manufacturing and related dormitory facilities to over 500,000 square feet.

    PRC Taxes and Import/Export Duties. The Company has never paid any income or turnover tax to the PRC on account of its business activities in the PRC. Existing PRC statutes can be construed as providing for a minimum of 10% to 15% income tax and a 3% turnover tax on the Company's business activities; however, the PRC has never attempted to enforce such statutes. The Company has been advised that the PRC's State Tax Bureau is reviewing the applicability of those statutes to processing activities similar to those engaged in by the Company, but it has not yet announced any final decisions as to the taxability of such activities. After consultation with its tax advisors, the Company believes that any tax exposure it may have on account of its operations in the PRC will not be material to its financial condition. The Company does not pay import/export duties to the PRC, but, as with any tax, there can be no assurance that the Company will not be required to pay such duties in the future.

    Other PRC Risks. If the PRC Entities fail to honor the PRC Agreements, the Company believes that within a six-month period it could resume production activities elsewhere in the PRC through the use of subcontractor agreements with other third-party manufacturers. The Company is not able to estimate the amount of time required to enter into a new PRC Agreement. In order to minimize this risk, the Company obtained a land use certificate for the land on which the Company-owned plant is situated and to which it has obtained title. However, in addition to lost assets and revenues attributable to the discontinuance of its operations at the Baoan County facilities, the Company would likely experience some loss on account of such interruption depending upon where and under what arrangements the Company was able to resume production. If, for any reason, the Company could not continue production in its existing PRC locations, all manufacturing activities would cease for at least six months until the Company was able to resume production elsewhere. If the Company were required to move its production operations from the PRC, the Company's profitability would be substantially impaired, its competitiveness and market position would be materially jeopardized; and there could be no assurance that it would be able to profitably manufacture and distribute its products.

Risk of Expropriation and Restrictions

    There is a risk of expropriation of the Company's assets by the PRC and the imposition of restrictions or embargoes on the export of finished products or the import of components and materials used in the Company's PRC operations. At June 30, 1998, the net book value of Company assets in the PRC was approximately $13,302,000. The amount of Company assets in the PRC is expected to increase as operations in that country continue to grow. The Company maintains property and casualty insurance covering the cost of assets in its PRC facilities and has insured those assets against expropriation. The Company also maintains political risk insurance on certain equipment of up to $4,000,000. If the Company were required to relocate and could not remove the assets it owns or leases in the PRC, the cost of replacement of such assets would be significantly higher than their book value.

Interruptions as a Result of Political Events

    The Company did not experience any interruption in its manufacturing or other operations as a result of political events (Tiananmen Square) in the PRC in June 1989 other than a brief interruption of deliveries between Hong Kong and the PRC. There can be no assurance that similar events will not occur in the PRC in the future and, if they do occur, that they will not result in material interruption of the Company's manufacturing or other operations.

Backlog

    The Company's general practice is to fill orders within delivery dates required by customers. Substantially all of the Company's cameras are produced in accordance with specifications and production schedules determined by the Company on the basis of projected sales and orders placed by its primary customers. Production schedules for sales are determined in accordance with customers' orders and the Company's anticipation of the demand for its products. The amount of unfilled orders at a particular time is affected by a number of factors, including availability of finished inventory, manufacturing and assembly capability and product shipments. Accordingly, the amount of unfilled orders from period to period is not necessarily meaningful and may not be indicative of actual shipments to be made to customers in any period.

Dependence on Key Personnel

    The Company is run by a small number of key management personnel, the loss of certain of whom could have a material adverse impact on the Company. The Company believes that its future success will depend in large part on its continued ability to attract and retain highly-skilled and qualified personnel.

Dependence on OEM Customers

    The loss by the Company of any of its major OEM customers could have a material adverse impact on its revenues and profits.

Competition

    The camera and photographic products industry is highly competitive. As a manufacturer and distributor of inexpensive cameras, the Company encounters substantial competition from a number of firms, many of which have longer operating histories, established markets and more extensive facilities. Many of the Company's competitors have greater resources than the Company has or may reasonably be expected to have in the foreseeable future. The Company considers Vivitar, Ansco Photo Optical Products Corporation ("Ansco") and the Achiever Group as its chief competitors in United States markets. W. Haking Enterprises Limited, the parent of Ansco, the Achiever Group and several small Taiwanese and Hong Kong companies are the Company's chief competitors in worldwide markets other than the United States. The Company also competes with certain major film manufacturers (including Eastman Kodak, Fuji and Konica) in the single-use camera market, primarily on the basis of product cost and responsiveness to customer needs. The Company's competitive position is dependent upon its ability to continue to produce in the PRC. See "--Dependence on Agreements with the PRC."

Considerations Relating to the Company's Business Outside of the United States

    The Company conducts a substantial portion of its administrative, finance, accounting and sales activities and all of its engineering, design, product development, purchasing and warehousing activities in Hong Kong. It conducts all of its manufacturing in the PRC.

    Foreign Currencies. Since 1983, the Hong Kong dollar has been pegged to the United States dollar at an approximate rate of U.S.$l = HK$7.73. There can be no assurance, however, that the exchange rate of the Hong Kong dollar will not fluctuate in the future. Certain obligations under the PRC Agreements and the Company's Hong Kong suppliers are paid in Hong Kong dollars. In addition, the Company is exposed to currency risks in Japan and various other countries where it purchases materials for its products or sells those products.

    Hong Kong 1997. Effective July 1, 1997 the exercise of sovereignty over Hong Kong was transferred from the United Kingdom to the PRC pursuant to a Sino-British Joint Declaration on the Question of Hong Kong (the "Joint Declaration") signed on December 19, 1984. Hong Kong is now a Special Administrative Region ("SAR") of the PRC. The Joint Declaration provides that the Hong Kong SAR shall be directly under the authority of the PRC, shall enjoy a high degree of autonomy, except in foreign and defense affairs and shall be vested with executive, legislative and independent judicial powers. It also provides that the current social and economic systems in Hong Kong shall remain unchanged for 50 years after June 30, 1997 and that Hong Kong shall retain its status as an international financial center.

    The Joint Declaration provides that the basic policies of the PRC regarding Hong Kong and the elaboration of these policies in the Joint Declaration will be stipulated in the Basic Law of the Hong Kong SAR (the "Basic Law"). The Basic Law was adopted on April 4, 1990 and is now effective. It provides, in part, that the "socialist system and policies shall not be practiced in the Hong Kong SAR and the previous capitalist system and way of life shall remain unchanged for 50 years."

    The Company cannot predict how the PRC will interpret and implement the Basic Law and Joint Declaration, what actions the PRC may take in the future regarding Hong Kong and the effect any such action may have on the Company's business activities in Hong Kong, or its operations or financial condition in general.

    Importation of Products and Tax Considerations. The importation of camera products into the United States and other jurisdictions in which Company products are sold is subject to numerous risks including non-Company related labor strikes, shipping delays, fluctuation in currency exchange rates and import duties. There can be no assurance that the United States, the PRC, Hong Kong or other countries will not in the future impose trade restrictions which could adversely affect the Company's operations. The United States duty on imported cameras of the type that the Company sells from countries of origin which enjoy United States normal trading relations ("NTR") status (formerly known as "most favored nation status") range from 3% to 4%. There are currently no United States import quotas on the type of products manufactured and distributed by the Company. NTR status entitles imports from the PRC to enter the United States subject to the same rate of duty which applies to imports from other NTR countries. The PRC's current NTR status was renewed on July 22, 1998, with such status to be reviewed annually. The President of the United States may recommend that NTR status for the PRC be extended for successive 12-month periods, but the Company can give no assurances or make any predictions as to what actions the U.S. Government may take regarding the PRC's NTR status.

    As a result of trade disputes between the United States and the PRC, the United States Trade Representative ("USTR") has published lists of products imported from the PRC that are potentially subject to increased tariffs in the event the trade dispute is not resolved. At the present time, there are no pending trade disputes in connection with which such lists have been published. The United States has published such a list, which list did not include cameras, in connection with a dispute over intellectual property rights protection in the PRC, but the two sides settled that dispute on February 26, 1995 by reaching a comprehensive agreement designed to ensure greater protection for U.S. intellectual property in the PRC. The United States revisited the intellectual property rights issue in 1996, publishing a proposed retaliation list which focused on PRC textile exports and did not include cameras, before reaching an accord on June 17, 1996, to strengthen enforcement of the 1995 agreement.

    In addition, the United States is currently monitoring various PRC practices including trade, investment and government procurement, as well as the PRC's compliance with various multilateral and bilateral agreements. The Company cannot predict whether the Untied States will take future trade actions against the PRC that may result in increased tariffs against PRC products including products imported by the Company.

    The PRC is currently engaged in talks concerning its possible accession to the World Trade Organization ("WTO"). Successful conclusion of these talks could result in the application of comprehensive rules to the PRC's trade with other WTO members, including the United States. However, the Company cannot predict when such talks may conclude or when such rules may come into effect. Furthermore, PRC accession to the WTO would not necessarily eliminate the need for successive yearly determinations by the United States regarding the PRC's NTR status.

Possible United States Taxation of Foreign Earnings

    Concord HK. Concord HK is a controlled foreign corporation ("CFC") for United States tax purposes. Under certain circumstances, a United States shareholder of a CFC is required to include some or all of the CFC's earnings in its own taxable income as if the CFC had distributed those earnings as a dividend. The possibility of deferring inclusion of Concord HK's earnings in the Company's taxable income depends on the ability of the Company and Concord HK to meet the requirements of several provisions of the Internal Revenue Code of 1986, as amended (the "Code"), as well as on the absence of adverse future tax legislation.

    Certain provisions of the Code currently tax the Company on Concord HK's "foreign base company income" if such income is equal to or greater than the lesser of $1,000,000 or 5% (the "De Minimis Amount") of Concord HK's gross income. "Foreign base company income" is defined to include income derived from certain types of activities including "foreign personal holding company income" and "foreign base company sales income. " Concord HK believes that it earns "foreign base company sales income" because a portion of its earnings might be attributable to selling activities as opposed to manufacturing or production activities and thereby result in some "foreign base company sales income." The Company includes such "foreign base company income" in its United States taxable income. Due to the availability of net operating loss carryovers, such inclusion does not currently have a material impact on the Company's U.S. tax liability.

    Another provision of the Code would tax the Company currently if Concord HK makes certain investments in United States property, as specifically defined. An investment in such property includes, among other things, ownership of tangible property in the United States, or stock or obligations of United States persons, or a guarantee of an obligation of a United States person. There is an exception to the rule treating obligations of United States persons as constructive dividends for obligations arising in connection with the sale of property, such as trade accounts payable if the amount of the obligation is not commercially excessive by reference to transactions between unrelated persons. The Company does not believe that the Company's obligations to Concord HK, arising from the purchase of Concord HK products, are in an amount or on terms such as would cause such obligations to be deemed commercially excessive and the Company will attempt to secure financing without requiring Concord HK to guarantee it.

    If Concord HK's earnings are taxed to the Company as deemed dividends prior to the time that the earnings actually are remitted to the Company as dividends, the Company generally can claim a foreign tax credit on the deemed dividends just as if actual dividends had been paid. If and to the extent the Company is subjected to United States income tax on such deemed dividends, Concord HK may subsequently distribute an amount equal to such previously taxed income without additional tax consequences to the Company.

    If Concord HK distributes a portion of its earnings to the Company in excess of the earnings, if any, that have already been taxed to the Company as deemed dividends, such dividends will constitute taxable income. If it so elects, the Company generally will be entitled to a foreign tax credit to the extent that the distributed earnings have borne an income tax in Hong Kong.

    The Company's carryforward net operating losses will be applied to reduce the Company's current taxable income and the federal income tax on any remaining taxable income will be reduced by foreign tax credits subject to statutory limitations on such credits.

    Other Subsidiaries. Concord Canada, Concord Europe (as defined), Concord France (as defined), Concord Germany (as defined) and Concord Panama are also CFC's to which the United States tax laws, as discussed above, are applicable. Due to the nature of their operations, some of those CFC's may earn or generate "foreign base company income" above the De Minimis Amount. However, the Company does not believe that the United States tax on foreign base company income generated by the Company's CFC's in excess of available foreign tax credits would represent a substantial percentage of its total income. It is not expected that those foreign subsidiaries will make investments in United States property and no United States taxes have been provided on the earnings of those subsidiaries since management intends to permanently reinvest such earnings abroad.

Year 2000 Risk

    Concord has implemented a Year 2000 date conversion program to ensure that its computer systems and applications will function properly beyond 1999. Concord believes that it has allocated adequate resources for this purpose and expects its Year 2000 date conversion program to be successfully completed on a timely basis. There can, however, be no assurance that this will be the case. Concord does not expect to incur significant expenditures to address this issue. The ability of third parties with whom Concord transacts business to adequately address their Year 2000 issues is outside of Concord's control. There can be no assurance that the failure of Concord or such third parties to adequately address their respective Year 2000 issues will not have a material adverse effect on Concord's business, financial condition, cash flows and results of operations.

Certain Tax Considerations.

    For a discussion of certain material federal income tax considerations which are relevant to the exchange of the Old Notes for the New Notes, see "Certain Federal Income Tax Consequences."

Forward-Looking Statements

    The statements contained in this report that are not historical facts are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995) which can be identified by the use of forward-looking terminology such as; "estimates," "projects," "anticipates," "expects," "intends," "believes," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in such forward-looking statements. Management wishes to caution the reader that these forward-looking statements, such as statements regarding development of the Company's business, the Company's anticipated capital expenditures and other statements contained in this report regarding matters that are not historical facts are only estimates or predictions. No assurance can be given that future results will be achieved; actual events for results may differ materially as a result of risks facing the Company or actual results differing from the assumptions underlying such statements. In particular, expected revenues could be adversely affected by production difficulties or economic conditions adversely affecting the market for the Company's products. To obtain the results expected from the introduction of the Company's new products will require timely completion of development, successful ramp-up of full-scale production on a timely basis and customer and consumer acceptance of those products. In addition, the OEM agreements require an ability to meet high quality and performance standards, successful implementation of production at greatly increased volumes and an ability to sustain production at greatly increased volumes as to all of which there can be no assurance. There also can be no assurance that products under development will be successfully developed or that once developed such products will be commercially successful.

                               THE EXCHANGE OFFER

Purpose of the Exchange Offer

    The Old Notes were originally issued and sold on July 30, 1998 in reliance upon the exemptions from registration under Rule 144A and Section 4(2) of the Securities Act. Pursuant to the Registration Agreement, the Issuer agreed to register with the Commission a series of notes with substantially identical terms as the Old Notes, to be offered in exchange for the Old Notes. The purpose of the Exchange Offer is to satisfy the Issuer's obligations under the Registration Agreement. Upon consummation of the Exchange Offer, holders that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Agreement with respect to such non-tendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon.

Terms of the Exchange

    The Issuer is offering to exchange, subject to the conditions set forth in this Prospectus and in the Letter of Transmittal accompanying this Prospectus, the same principal amount of New Notes for the Old Notes tendered for exchange. The terms of the New Notes are substantially identical to the Old Notes in all material respects (including interest rate and maturity), except that (i) the New Notes will not be subject to the restrictions on transfer (other than with respect to holders who are affiliates) and (ii) the Registration Agreement covenants regarding registration and the related Liquidated Damages (other than those that have accrued and were not paid) with respect to Registration Defaults (as defined) will have been deemed satisfied. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture. See "Description of the Notes." The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

    The Issuer believes that New Notes received in exchange for Old Notes may be offered for sale, sold and otherwise transferred by any holder (other than any holder which is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that the New Notes are acquired in the ordinary course of the holder's business, the holder has no arrangement or understanding with any person to participate in the distribution of the New Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Notes. Any holder who tenders in the Exchange Offer for the purpose of participating in a public distribution of the New Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the distribution. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

    Tendering holders of the Old Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the Exchange Offer.

Expiration Date; Extensions, Termination; Amendment

    The Exchange Offer will expire on the Expiration Date. The term "Expiration Date" means 5:00 p.m., New York City time, on , 1998 or such later date and time, if any, to which it is extended by the Issuer, provided that the Exchange Offer shall not be extended beyond 30 Business Days. In connection with the Exchange Offer, the Issuer will comply with all applicable requirements of the federal securities laws, including, but not limited to, Rule 14e-1 under the Exchange Act.

    The Exchange Date will be the first business day following the Expiration Date. The Issuer expressly reserves the right to (i) terminate the Exchange Offer and not accept for exchange any Old Notes if either of the events set forth under "Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Issuer and (ii) amend the terms of the Exchange Offer in any manner which, in its good faith judgment, is advantageous to the holders of the Old Notes, whether before or after any tender of the Old Notes. Unless the Issuer terminates the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date, the Issuer will exchange the New Notes for the Old Notes on the Exchange Date.

Procedures for Tendering Old Notes

    The Exchange Offer is subject to the terms and conditions set forth in this Prospectus and the Letter of Transmittal.

    The Old Notes may be tendered by properly completing and signing the Letter of Transmittal and delivering the Letter of Transmittal, to the Exchange Agent at its address set forth in this Prospectus on or prior to the Expiration Date, together with (i) the certificate or certificates, if any, representing the Old Notes being tendered and any required signature guarantees, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of the Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility" or "Depository") pursuant to the procedure for book-entry transfer described below or (iii) the completion of the procedures for guaranteed delivery set forth below. See "--Guaranteed Delivery Procedures."

    If the New Notes are to be issued in the name of the registered holder and the registered holder has signed the Letter of Transmittal, the holder's signature need not be guaranteed. In any other case, the tendered Old Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Exchange Agent and duly executed by the registered holder, and the signature on the endorsement or instrument of transfer must be guaranteed by a commercial bank or trust company located or having an office or correspondent in the United States or by a member firm of a national securities exchange or of the National Association of Securities Dealers, Inc. (an "Eligible Institution"). If the New Notes and/or Old Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the register for the Old Notes, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution.

    THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, PROPER INSURANCE OBTAINED, AND THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE ISSUER.

    A tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed Letter of Transmittal, the Old Notes or a Book-Entry Confirmation and all other required documents are received by the Exchange Agent.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Notes will be determined by the Issuer in its sole discretion, which determination will be final and binding. The Issuer reserves the right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of the Issuer's counsel, be unlawful. The Issuer also reserves the right to waive any of the conditions of the Exchange Offer or any defect, withdrawal, rejection of tender or irregularity in the tender of any Old Notes. Neither the Issuer, the Exchange Agent nor any other person will be under any duty to give notification of any defects, withdrawals, rejections or irregularities or incur any liability for failure to give any such notification.

Terms and Conditions of the Letter of Transmittal

    The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

    The holder tendering Old Notes exchanges, assigns and transfers the Old Notes to the Issuer and irrevocably constitutes and appoints the Exchange Agent as the holder's agent and attorney-in-fact to cause the Old Notes to be assigned, transferred and exchanged. The holder represents and warrants to the Issuer and the Exchange Agent that (i) it has full power and authority to tender, exchange, assign and transfer the Old Notes and to acquire New Notes in exchange for the Old Notes, (ii) when the Old Notes are accepted for exchange, the Issuer will acquire good and unencumbered title to the Old Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim, (iii) it will, upon request, execute and deliver any additional documents deemed by the Issuer to be necessary or desirable to complete the exchange, assignment and transfer of tendered Old Notes and (iv) acceptance of any tendered Old Notes by the Issuer and the issuance of New Notes in exchange therefor will constitute performance in full by the Issuer of its obligations under the Registration Agreement and that the Issuer will have no further obligations or liabilities thereunder (except with respect to accrued and unpaid Liquidated Damages, if any). All authority conferred by the holder will survive the death or incapacity of the holder and every obligation of the holder shall be binding upon the heirs, legal representatives, successors assigns, executors and administrators of the holder.

    Each holder will also certify that it (i) is not an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act or that, if it is an "affiliate," it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (ii) is acquiring the New Notes offered in the ordinary course of its business and (iii) has no arrangement with any person to participate in the distribution of the New Notes.

Withdrawal Rights

    The Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

    To be effective, a written notice of withdrawal must be timely received by the Exchange Agent at its address set forth in this Prospectus by mail, courier or telegraphic, telex or facsimile transmission. Any notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered Old Notes to be withdrawn, the certificate numbers of Old Notes to be withdrawn, the principal amount of Old Notes to be withdrawn, a statement that the holder is withdrawing its election to tender the Old Notes for exchange and the name of the registered holder of the Old Notes, and such notice must be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Exchange Agent that the person withdrawing the tender has succeeded to the beneficial ownership of the Old Notes being withdrawn. The Exchange Agent will return the properly withdrawn Old Notes promptly following receipt of notice of withdrawal. If the Old Notes have been tendered pursuant to a book-entry transfer, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of the Book-Entry Transfer Facility. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by the Issuer, and such determination will be final and binding on all parties. Any Old Notes which have been tendered for exchange but which are not exchanged will be returned to the holder thereof without cost to the holder (or, in the case of Old Notes tendered by book-entry transfer by crediting an account maintained with the Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be re-tendered at any time on or prior to the Expiration Date. Any Old Notes so withdrawn and not re-tendered will not be exchanged for New Notes under the Exchange Offer.

Acceptance of Old Notes for Exchange; Delivery of New Notes

    Upon terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Old Notes validly tendered and not withdrawn and issuance of the New Notes will be made on the Exchange Date. For the purposes of the Exchange Offer, the Issuer shall be deemed to have accepted for exchange validly tendered Old Notes when, as and if the Issuer has given oral or written notice thereof to the Exchange Agent.

    The Exchange Agent will act as agent for the tendering holders of Old Notes for the purpose of causing the Old Notes to be assigned, transferred and exchanged for New Notes. Upon the terms and subject to the conditions of the Exchange Offer, delivery of New Notes in exchange for Old Notes will be made by the Exchange Agent promptly after acceptance of the tendered Old Notes by the Issuer. Tendered Old Notes not accepted for exchange by the Issuer will be returned without expense to the tendering holders (or, in the case of Old Notes tendered by book-entry transfer crediting an account maintained with the Depository) promptly following the Expiration Date or, if the Issuer terminates the Exchange Offer prior to the Expiration Date, promptly after the Exchange Offer is terminated.

Book-Entry Transfer

    The Exchange Agent will establish an account at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer the Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedure for transfer. The Letter of Transmittal with any required signature guarantees and any other required documents must be received by the Exchange Agent on or prior to the Expiration Date for any book-entry transfers.

Guaranteed Delivery Procedures

    Holders who wish to tender their Old Notes and, (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other documents required hereby to the Exchange Agent prior to the Expiration Date, must tender their Old Notes and follow the guaranteed delivery procedures. Pursuant to such procedures: (i) such tender must be made by or through an Eligible Institution; (ii) prior to the Expiration Date, the Exchange Agent must have received from the Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery ("Notice of Guaranteed Delivery") (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Old Notes, the certificate number or numbers of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes (or a confirmation of electronic delivery of book-entry delivery into the Exchange Agent's account at the Depository) and any of the required documents will be deposited by the Eligible Institution with the Exchange Agent; and (iii) such properly completed and executed Letter of Transmittal (or facsimile hereof), as well as all other documents required by the Letter of Transmittal and the certificate(s) representing all tendered Old Notes in proper form for transfer (or a confirmation of electronic mail delivery or book-entry delivery into the Exchange Agent's account at the Depository) must be received by the Exchange Agent within five business days after Expiration Date. Any holder of Old Notes who wishes to tender his Old Notes pursuant to the guaranteed delivery procedures described above must ensure that the Exchange Agent receives the Notice of Guaranteed Delivery prior to 5:00 P.M., New York City time, on the Expiration Date.

Conditions to the Exchange Offer

    Notwithstanding any other provision of the Exchange Offer, the Issuer will not be required to issue New Notes in exchange for any properly tendered Old Notes not previously accepted and may terminate the Exchange Offer (by oral or written notice to the holders and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service), or, at its option, modify or otherwise amend the Exchange Offer, if any of the following events occur:

              (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof, or (ii) resulting in a material delay in the ability of the Issuer to accept for exchange or exchange some or all of the Old Notes pursuant to the Exchange Offer, or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of the Issuer might directly or indirectly result in any of the consequences referred to in clause (i) or (ii) above or, in the sole judgment of the Issuer, might result in the holders of New Notes having obligations with respect to resales and transfers of New Notes which are greater than those described in the interpretation of the Commission referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or

              (b) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Issuer, taken as a whole, that, in the sole judgment of the Issuer is or may be adverse to the Issuer, or the Issuer shall have become aware of facts that, in the sole judgment of the Issuer, have or may have adverse significance with respect to the value of the Old Notes or the New Notes; which, in the sole judgment of the Issuer in any case, and regardless of the circumstances (including any action by the Issuer) giving rise to any such condition, makes it unlawful to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange.

    The Issuer expressly reserves the right to terminate the Exchange Offer and not accept for exchange any Old Notes upon the occurrence of any of the foregoing conditions (which represent all of the material conditions to the acceptance by the Issuer of properly tendered Old Notes). In addition, the Issuer may amend the Exchange Offer at any time prior to the Expiration Date if any of the conditions set forth above occur. Moreover, regardless of whether any of such conditions has occurred, the Issuer may amend the Exchange Offer in any manner which, in its good faith judgment, is advantageous to holders of the Old Notes.

    These conditions are for the sole benefit of the Issuer and may be waived by the Issuer, in whole or in part, in its sole discretion, provided, however, that in the event that the Issuer waives any of such conditions that is material to the Exchange Offer on a date (the "Waiver Date") that is fewer than five business days prior to the Expiration Date, the Issuer will extend the Exchange Offer to five business days from the Waiver Date. Any determination made by the Issuer that any of these conditions has occurred will be final and binding on all holders, absent manifest error.

    In addition, the Issuer will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

Exchange Agent

    Bankers Trust Company, the Trustee under the Indenture, has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal, questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent as follows:


     If by Registered or Certified Mail
     or Overnight Courier:                BT Services Tennessee, Inc.
                                          Reorganization Unit
                                          648 Grassmere Park Road
                                          Nashville, Tennessee 37211

     If by Hand:                          Bankers Trust Company
                                          Receipt and Delivery Window
                                          123 Washington Street
                                          First Floor
                                          New York, NY 10006

     If by Facsimile:                     (615) 835-3572

     Confirm by Telephone:                (615) 835-3701
                                          1-800-735-7777  Customer Service

DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

Solicitation of Tenders; Expenses

    The Issuer has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer.

    No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus and the Letter of Transmittal. If given or made, such information or representations should not be relied upon as having been authorized by the Issuer. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Issuer since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Old Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Issuer may, however, at the reasonable request of any holder, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Old Notes in such jurisdiction.

Transfer Taxes

    Holders who tender their Old Notes in exchange for New Notes will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Issuer to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Consequences of Failure to Exchange

    Upon consummation of the Exchange Offer, holders of Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Agreement with respect to such non-tendered Old Notes and, accordingly such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act and the applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Issuer does not intend to register the Old Notes under the Securities Act. Based on interpretations by the staff of the Commission, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders (other than any holder which is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of Securities Act provided that the New Notes are acquired in the ordinary course of the holder's business, the holder has no arrangement with any person to participate in the distribution of the New Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Notes. If any holder has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, the holder (i) could not rely on the applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Issuer has agreed under the Registration Agreement to register or qualify the New Notes for resale in any jurisdictions reasonably requested by any holder, subject to certain limitations.

Other

    Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

    Upon consummation of the Exchange Offer, holders of Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Agreement with respect to such non-tendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon.

    The Issuer has not entered into any arrangement or understanding with any person to distribute the New Notes to be received in the Exchange Offer and to the best of the Issuer's information and belief, each person participating in the Exchange Offer is acquiring the New Notes in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the New Notes to be received in the Exchange Offer. In this regard, the Issuer will make each person participating in the Exchange Offer aware (through this Prospectus or otherwise) that any holder using the Exchange Offer to participate in a distribution of New Notes to be acquired in the registered Exchange Offer (i) may not rely on the staff position enunciated in Morgan Stanley and Co. Inc. (avail. June 5, 1991) and Exxon Capital Holding Corp. (avail. May 13, 1988) or similar letters and (ii) must comply with registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Accounting Treatment

    The New Notes will be recorded at the same aggregate value as the Old Notes, as reflected in the Issuer's accounting records on the Exchange Date. Accordingly, no gain or loss for accounting purposes will be recognized by the Issuer. The expenses of the Exchange Offer will be amortized over the term of the New Notes.

                                 USE OF PROCEEDS

    There will be no proceeds to the Issuer from the Exchange Offer.

    The net proceeds of the sale of the Old Notes, after payment of financial advisory fees to Barington Capital Group which acted as a financial advisor to the Issuer in connection with the sale of the Old Notes, were approximately $14.1 million. Such net proceeds will be used to fund capital expenditures, working capital requirements, design and development costs incurred in connection with expanded OEM sales, new camera and non-camera products and general corporate purposes of the Issuer, which may include acquisitions.

    Pending the application of the net proceeds of the sale of the Old Notes as described above, such funds have been invested in short-term investment grade securities.

                                 CAPITALIZATION


    The following table sets forth, on an unaudited basis, the capitalization of the Company as of June 30, 1998 and as adjusted to reflect the issuance of the Old Notes and the application of the net proceeds therefrom. See "Use of Proceeds." This table should be read in connection with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the "Consolidated Financial Statements of the Company" and the Notes thereto, appearing in the Company's Annual Report on Form 10-K for the year ended June 30, 1998.

                                                                                    June 30, 1998
                                                                                     (Unaudited)
                                                                                    -------------
                                                                        Actual                     As Adjusted
                                                                        ------                     -----------
    Cash ....................................................         $ 7,119,699                  $21,225,699
                                                                      -----------                  -----------
          Total:                                                      $ 7,119,699                  $21,225,699
                                                                      ===========                  ===========

    Debt:
    Current Debt
         Short-term debt ....................................         $10,822,012                  $10,822,012
         Current portion of long-term debt ..................              35,676                       35,676
         Current portion of obligations under
            capital leases ..................................             870,173                      870,173
                                                                      -----------                  -----------
                  Subtotal ..................................         $11,727,861                  $11,727,861
                                                                      ===========                  ===========

    Long-term debt
         Obligations under capital leases....................           1,409,865                    1,409,865
         Notes offered, net of original issue discount.......                  --                   14,850,000
         Long-term debt......................................           2,460,784                    2,460,784
                                                                      -----------                  -----------
                  Subtotal...................................           3,870,649                   18,720,649
                                                                      -----------                  -----------

    Total Stockholders' equity                                         36,104,748                   36,104,748
                                                                      -----------                  -----------

                           Total capitalization..............         $51,703,258                  $66,553,258
                                                                      ===========                  ===========

                             SELECTED FINANCIAL DATA

    The following table sets forth selected historical consolidated financial information and other data of the Company for the five years ended June 30, 1998 which have been derived from the consolidated financial statements of the Company. The following financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the "Consolidated Financial Statements of the Company" and Notes thereto, which are incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended June 30, 1998.


                                                                      Year Ended June 30,
                                          -------------------------------------------------------------------------------------
                                             1998               1997               1996               1995              1994
                                            ------             ------             ------             ------            ------
                                                              (Dollars in thousands except per share amounts)
    STATEMENT OF OPERATIONS DATA:
Net Sales                                 $ 102,663          $  65,747          $  66,782          $  62,139          $  54,817
                                          ---------          ---------          ---------          ---------          ---------
Cost of Product sold                         74,771             48,722             49,293             41,984             37,684
                                          ---------          ---------          ---------          ---------          ---------
Gross Profit                                 27,892             17,025            17,4892(1)          20,155             17,133
Operating expenses                           21,892             17,864             19,173             18,685             17,734
                                          ---------          ---------          ---------          ---------          ---------
                                              6,000               (839)            (1,684)             1,470               (601)
Other (income) expenses, net                   (517)              (123)               (30)               154                221
                                          ---------          ---------          ---------          ---------          ---------
Income (loss)
before income taxes                           6,517               (716)            (1,654)             1,316               (822)
Income taxes                                    504                117                 80                107                123
                                          ---------          ---------          ---------          ---------          ---------
Net income (loss)                         $   6,013              ($833)           ($1,734)         $   1,209              ($945)
                                          =========          =========          =========          =========          =========
Basic earnings (loss) per share           $    0.55             ($0.08)            ($0.16)         $    0.12             ($0.09)
                                          =========          =========          =========          =========          =========
Diluted earnings (loss) per share         $    0.52             ($0.08)            ($0.16)         $    0.12             ($0.09)
                                          =========          =========          =========          =========          =========

BALANCE SHEET DATA:
Working Capital                           $  20,813          $  13,994          $  16,696          $  17,432          $  21,115
                                          =========          =========          =========          =========          =========
Total assets                              $  72,082          $  53,088          $  49,850          $  50,189          $  48,182
                                          =========          =========          =========          =========          =========
Long-term debt                            $   3,871          $   2,397          $   2,379          $     388          $   3,998
                                          =========          =========          =========          =========          =========
Total stockholders' equity                $  36,105          $  29,502          $  30,478          $  32,264          $  31,055
                                          =========          =========          =========          =========          =========
OTHER FINANCIAL DATA:
Ratio of earnings to fixed charges(3)          4.26                 (2)                (2)              1.75                 (2)
                                          =========          =========          =========          =========          =========

-------------------
1       Gross profit in Fiscal 1996 included a provision for inventory and related items of approximately $3,035 in certain 35mm camera products and related inventory.

2       Earnings are inadequate to cover fixed charges. In Fiscal 1997, 1996 and 1994 the amount of the coverage deficiency was
        $716, $1,654 and $822, respectively.

3       For purposes of determining the ratio of earning to fixed charges, (i) earnings consist of income before income taxes plus fixed charges and (ii) fixed charges consist of interest expense, amortization of debt issuance cost and the estimated interest portion of rental expense.

                                       25

                                    BUSINESS

    Founded in 1982, the Company is a global developer, designer, manufacturer, and marketer of high quality, low cost Advanced Photo System, 35mm and 110mm traditional and single-use cameras.

    Growth Strategy. Concord's strategy for growth is to capitalize on the trend of vertically integrated camera and toy companies to outsource their design, development, and manufacturing from low cost, third party OEMs such as Concord, which conducts its manufacturing activities in the PRC at a monthly cost per production worker of only $120. Since implementing its strategy in Fiscal 1995, Concord has built sufficient strength in its engineering, design, and manufacturing capabilities to capture OEM business of several of the world's largest film, camera, and toy companies, including Kodak, Polaroid, Agfa, Imation and Mattel.

    The Company seeks to obtain additional business from these and potential new OEM relationships by positioning itself as an innovative designer and manufacturer of high quality, low cost products. Additionally, Concord differentiates its OEM capability by providing its customers with dedicated design and development expertise during pre-contract discussions, and with local (Americas, European and Asian) management presence, thereby adding significant customer value, comfort and reliability.

    The Company has also increased its sales of single-use cameras at a 20.4% compounded annual growth rate, increasing from approximately $27 million in 1995, or 43.6% of sales, to approximately $47 million in 1998, or 45.9% of sales. The Company believes that it is currently the fourth largest SUC manufacturer in the world, behind Kodak, Fuji and Konica. The Company estimates that it produced 8.6% of all single-use cameras sold worldwide in 1997 and 13.7% of all single-use cameras sold worldwide excluding Japan, which accounted for approximately 85 million units. Market size estimates are based on industry sources. Concord estimates the worldwide single-use camera market will grow from 192 million units in 1997 to 281 million units in 2000, a compound annual growth rate of 13.5%.

    Overall Company sales for 1998 were $102.7 million, an increase of 56.1% over 1997.

    1998 EBITDA and Earnings Growth: EBITDA for Fiscal 1998 grew by 194.9%, to $11.5 million, from $3.9 million for Fiscal 1997. Net income for Fiscal 1998 grew to $6.0 million or $.52 per diluted share from a $.8 million loss or ($.08) per share for Fiscal 1997.

    Strong Sales, Earnings and Cash Flow. These incremental sales, coupled with the Company's investments in new product development and manufacturing facilities, enabled the Company to achieve its previously announced Fiscal 1998 projected sales level of more than $100 million, and its Fiscal 1998 projected profit level of more than $5 million. Actual results for Fiscal 1998 were reported on August 26, 1998 and amounted to sales of $102,663,000 and net income of $6,013,000 ($0.55 of basic earnings and $0.52 of diluted earnings per share).

Recent Events

    During Fiscal 1995, the Company underwent a management change with current Chairman and chief executive officer, Ira B. Lampert, replacing the former Chairman and Chief Executive Officer, who was discharged for cause. Mr. Lampert's management team conceptualized a new strategic plan and began the implementation of that plan in Fiscal 1995.

         This plan was based on three key concepts:

         (1) Improve sales and manufacturing stability by developing a stronger OEM business that would not be subject to the erratic volume swings and pricing pressure of the retail channel, permitting substantially lower investment in finished goods inventory, distribution of the

              Company's products by companies with extensive sales and marketing capabilities, and the elimination of competitors;

         (2) Develop, design, and manufacture products that produce superior picture performance and quality since film companies will only be associated with products that produce superior picture performance and quality; and

         (3) Establish a position in the single-use camera market, which would grow rapidly throughout Europe and North America as it had in Japan.

    To implement this strategy the Company knew it needed to improve two aspects of its operations. First, the Company needed to improve the quality and capacity of its manufacturing operations to a world class standard. Second, the Company needed to acquire additional core technology, design, and engineering expertise to improve product performance and picture quality and to respond quickly to customer requirements. These improvements would provide the Company with the ability to obtain business from the world's top tier of photographic and film companies.

    Modernization of Manufacturing Facilities

    In Fiscal 1996, the Company commenced construction of a new manufacturing facility on a production site in the PRC previously acquired by the Company. The Company commenced manufacturing in the new facility on July 1, 1996. In Fiscal 1995, the Company began investing in new equipment for the new facility. The Company also implemented new training and quality programs in Fiscal 1995 and 1996 (which are ongoing). The result of these initiations was the establishment of a world class manufacturing operation. The Company funded these expenditures internally by shrinking finished goods inventory, consolidating operations and better utilizing working capital.

    OEM Relationships and New Product Development

    Concurrent with its program to modernize its manufacturing facilities and improve its manufacturing processes to a world class level, management focused on improving the Company's product development expertise. The Company significantly increased its product development budget from $598,000 in Fiscal 1995 to approximately $4.0 million in Fiscal 1998, resulting in a significant increase in technical personnel. The Company's in-house product and development team has grown from 31 persons at the end of Fiscal 1995 to 63 persons in the first quarter of Fiscal 1999. The increased funding was used to develop products and long-term relationships with several of the world's largest and most successful photographic and film manufacturers, including Imation (formerly part of Minnesota Mining and Manufacturing Co.), Agfa, Fisher-Price (a division of Mattel) and Kodak.

    Imation. The Company established its contractual OEM relationship with Imation for the production of single-use cameras in Fiscal 1995. Products developed under this contract, which continues in effect, included the Company's first and second generation daylight and flash single-use cameras.

    Agfa. In Fiscal 1996, the Company and Agfa developed the world's first two-format Advanced Photo System single-use cameras under a co-development agreement. The Company continues to manufacture the single-use cameras for Agfa under the OEM contract with Agfa.

    Fisher-Price. In Fiscal 1996, the Company was the successful bidder for a design and manufacturing agreement with Mattel under which the Company designed and now manufactures for Fisher-Price a "child proof" 35mm manual camera product. This led to the award to the Company by Mattel of a co-development and production agreement for the successor to the Viewmaster(TM) product. This product, set for release in Fiscal 1999, is expected to be sold by both Fisher-Price and under a branding arrangement with Fisher-Price and The Discovery Channel.

    Kodak. The Company was awarded a long-term supply agreement for a traditional motorized Advanced Photo System camera in Fiscal 1997. Shipments of the camera began in the first quarter of Fiscal 1998, and the Company believes the camera is now the best selling Advanced Photo System camera in the world in its category in terms of unit volume. The Company has retained the right to sell these cameras under its brand names, and shipments of the Company's branded versions began in the first quarter of Fiscal 1999. The Company is involved in discussions with Kodak looking toward the production of additional products by the Company for Kodak.

    Polaroid. Capitalizing on a pre-existing relationship with Polaroid for the production of single-use cameras, the Company was awarded a co-development and long-term supply agreement to co-design and manufacture an instant single-use camera for Polaroid in the fourth quarter of Fiscal 1997. Shipment of this product commenced in the first quarter of Fiscal 1999. Revenues from this contract are expected to aggregate between $15 and $20 million for Fiscal 1999.

    Future OEM Relationships. The Company seeks to obtain additional business from these customers and establish new OEM relationships by positioning itself as an innovative developer, designer and manufacturer of high quality, low cost products. Additionally, Concord differentiates its OEM capability by providing its customers with dedicated design and development expertise during pre-contract discussions, and with local (Americas, European and Asian) management presence, thereby adding significant customer value, comfort and reliability.

    The Company targets potential OEM customers that have an established brand name, existing channels of distribution, the potential to outsource multiple products (cameras and/or non-cameras), and whose products match the manufacturing and value added skills of Concord. This approach is geared to capitalize on the trend of vertically integrated consumer product companies to outsource their development, design, and low cost manufacturing from third party OEMs such as Concord.

    Consolidation and Overhead Cost Reductions. The Company has consolidated its direct sales operations to reduce costs, increase efficiency, centralize warehousing and shipping, and better utilize capital. In connection therewith, the Company transferred its operations in Hungary to an independent sales agent in 1996, and relocated its Latin American sales and administrative offices from Panama to New Jersey in 1997. The Company now has three centralized warehouse distribution operations: Concord Americas -- servicing the United States, Canada and South America, Concord Europe -- servicing the UK, Germany and France, Concord HK -- servicing the Far East and major retail customers on an FOB Hong Kong basis.

    Product Line Diversification. Since 1995, management has also diversified the Company's product base from single-use cameras, which accounted for 67.1% and 70.1% of sales in Fiscal 1997 and Fiscal 1996, respectively, to 45.9% of Fiscal 1998 sales. This decrease resulted, in part, from management's Fiscal 1995 implementation of a new product development program that has led to the Company's agreements to produce low cost Advanced Photo System and 35mm cameras in Fiscal 1998 and to produce single-use and manual instant cameras in Fiscal 1999.

    Concord's Mission and Growth Strategy:

    Mission Statement.  Concord has adopted the following Mission Statement:

         Concord's mission is to be a world class, high quality, low cost developer, designer and manufacturer of popularly priced, easy-to-use cameras and consumer products with performance that results in appropriate equity returns for shareholders.

    This statement embodies the Company's commitment to maintaining the highest quality workmanship in the engineering, design, and manufacture of low cost, high quality consumer products, as well as its commitment to earning appropriate equity returns for its shareholders.

    Growth Strategy. Concord's strategy for growth is to capitalize on the trend of vertically integrated photographic, camera and consumer product companies to outsource their design, development and manufacturing from low cost, third party OEMs such as Concord, which conducts its manufacturing activities in the PRC at a monthly cost per production worker of approximately $120. Since beginning implementation of its strategy in Fiscal 1995, Concord has built sufficient strength in its engineering, design and manufacturing capabilities to capture OEM business of several of the world's largest film, camera and toy companies, including Kodak, Polaroid, Agfa, Imation and Mattel.

    The Company seeks to obtain additional business from these customers and establish new OEM relationships by positioning itself as an innovative developer, designer and manufacturer of high quality, low cost products.

    In addition to offering low cost, high quality products, Concord differentiates its OEM capability by providing its customers with dedicated design and development expertise. The Company's contracts with AGFA, Imation, Kodak, Polaroid, and Mattel, for example, were obtained and executed through the Company's ability to provide its own co-development and design resources. Although the Company sometimes shares development costs with its customers, it generally requires customer investment to cover custom tooling costs.

Domestic and Foreign Sales, Markets and Marketing

    The Company markets its products both directly, under Company brand names and private label brands, and on an OEM basis. Historically, direct sales constituted the majority of the Company's annual sales, accounting for 54.3% of Fiscal 1997 consolidated net sales. However, OEM sales, which have experienced strong growth, accounted for 66.2% of consolidated net sales in Fiscal 1998. This trend is expected to continue in the future.

    The Company sells its products to both United States and foreign customers. In Fiscal 1998, approximately 52.0% of the Company's consolidated sales were made to customers in the United States. Approximately 48.0% of the Company's consolidated sales were made to customers outside the United States.

    Direct Sales. Direct sales are made worldwide through Concord operations in the U.S. for the U.S., Latin American and Canadian markets, in the U.K., France and Germany, and in Hong Kong, China and Japan. These divisions market the Company's products under the following brand names:


    o    Concord(R)                     o  Argus(R)
    o    Keystone(R)                    o  Apex(R)
    o    Le Clic(R)                     o  Fun Shooter(R)

    Cameras are also sold and distributed under licensed trademarks such as Crayola(R) in the U.S., Canada and U.K., and "Thomas the Tank Engine & Friends" in the U.K.

    The Company's worldwide direct sales customers include but are not limited to the following major discount, drug and retail chains: Walgreen, Walmart, Boots, Auchan, Target, Price Costco, Argos, Shoppers Drug Mart, Sears, Family Dollar, K-Mart, Caldors, Kay Bee, Press Nogoce, Japan Diffusion, Ames, Loceda, Continent, Photo Color, Porst, Index and Meijers. The Company also sells and distributes its products through independent retail stores, distributors, and accounts which use the cameras as premiums in connection with their product sales.

    A large portion of the Company's U.S. sales are made by in-house sales personnel, with the assistance of approximately 21 non-affiliated sales agents serving specific geographic areas. Sales agents generally receive commissions of 1% to 3% of net sales, depending on the type of customer, and may act as selling agents for manufacturers and distributors of other products.

    The Company's direct sales (to retailers) have declined over the last few years from $43.8 million in Fiscal 1995, or 78% of Fiscal 1995 consolidated net sales, to $34.6 million in Fiscal 1998, or 34% of Fiscal 1998 consolidated net sales. Aside from the growth in OEM sales, management attributes the decline of direct sales to its intentional phase-out of older motorized and manual models and to increased competition for single-use cameras, among other reasons. On a regional basis, only direct (F.O.B.) Asian sales have increased since 1995.

    OEM Sales. The Company sells various camera products to OEM customers who re-market these products under their own brand names and private labels through their own distribution channels. The Company's strategy is to expand its OEM sales by capitalizing on the trend of vertically integrated photographic, camera, toy and consumer products companies to outsource their requirements for the development, design and manufacture of low cost products.

    Since Fiscal 1995, Concord's OEM sales have grown from 22% of Fiscal 1995 sales to 66.2% of Fiscal 1998 sales. OEM sales have increased at a compounded annual rate of 71.4% since Fiscal 1995.

    Concord Americas and Concord Europe. Consolidated sales of the Company's United States, Canadian and Latin American operations (collectively "Concord Americas"), including FOB Hong Kong sales to customers in these regions for Fiscal 1998, 1997 and 1996 were approximately $19,132,000, $22,076,000 and
$26,224,000, respectively. Consolidated sales of Concord Camera GmbH ("Concord Germany"), Concord Camera Europe (formerly Concord Camera UK Limited) ("Concord UK") and Concord Camera France SARL ("Concord France") (collectively "Concord Europe"), including FOB Hong Kong sales to customers in these regions were approximately $14,744,000, $12,532,000 and $13,910,000 in Fiscal 1998, 1997 and
1996, respectively. These net decreases are due to lower sales of traditional and single-use camera models. The decrease in sales to Concord Americas resulted from an aging product line of traditional cameras and intensified competition in the sale of single-use cameras.

    Far East. Sales by Concord HK (excluding FOB Hong Kong sales to customers in the Americas and Europe) were approximately $68,047,000, $30,032,000 and $26,648,000 in Fiscal 1998, 1997 and 1996, respectively. The increase is due to the continued acceptance of the Company's newer products, principally the single-use and slim-line camera models, and the successful implementation of F.O.B. Hong Kong sales programs with the Company's larger customers. The Company believes that sales in the Far East will continue to represent a significant percentage of total sales.

    Licensing Activities. In Fiscal 1995, the Company executed a license agreement with Hallmark Licensing, Inc., as agent for Binney & Smith Properties, Inc. ("Binney & Smith"), under which the Company licensed certain Binney & Smith trademarks with regard to Crayola and certain associated marks, tradenames and logos for use with single-use cameras, pocket 110 cameras and 35 millimeter cameras. The agreement expires December 31, 1998, but the Company may renew the agreement for an additional one-year term if actual royalties payable under the agreement exceed a pre-determined minimum level.

    In Fiscal 1997, the Company executed a license agreement with Britt Allcroft (Thomas) Limited under which the Company licensed certain trademarks with regard to "Thomas the Tank Engine & Friends" and certain associated marks, trademarks and logos for use with single-use cameras, pocket 110 cameras, 35 millimeter cameras, Advanced Photo System cameras, photograph albums and camera cases. The agreement expires March 31, 1999. In addition, the Company is seeking to license other high-profile brands.

    Customers. In Fiscal 1998 and 1997, approximately 83.6% and 67.1%, respectively, of the Company's sales were to its ten largest customers. The consolidated sales to the Company's three largest customers, Kodak, Imation and Agfa in Fiscal 1998 amounted to approximately $28,152,000 (27.4%), $14,513,000 (14.1%) and $13,926,000 (13.6%), respectively. The loss of any of these three customers, in management's opinion, could have a material adverse impact on the Company.

    Imation and Agfa-Gevaert AG have renewed agreements with the Company for the Company to supply single-use cameras as an OEM. Each agreement is for a one-year term and requires minimum purchases of several million single-use cameras by each of these customers. In addition, as noted above, the Company has executed an agreement to supply a low cost Advanced Photo System camera to Kodak, which includes minimum purchase requirements. The Company has also executed an agreement with Polaroid to co-develop and exclusively manufacture specialized, traditional and single-use cameras for Polaroid, which includes minimum purchase requirements.

    Advertising. The Company engages in a limited amount of advertising and in the past has given allowances to customers who advertise its products. Advertising allowances and other discounts were approximately $793,000, $876,000 and $889,000 in Fiscal 1998, 1997 and 1996, respectively.

Manufacturing

    General. The Company conducts all of its manufacturing activities in the PRC. During Fiscal 1998, the Company completed an expansion and conversion program which increased the Company's PRC manufacturing and related dormitory facilities to over 500,000 square feet.

    The Company purchases and stores its raw materials and components at its PRC facilities. Raw materials and components include film, batteries, glass lenses, plastic resins, metal, packaging, and electronic component parts. The Company also purchases and resells photographic accessories, including flashes, vinyl pouches, and carrying cases for its cameras. The Company's operations and profitability are substantially dependent upon its manufacturing and assembly activities. The Company conducts engineering, design, purchasing and certain distribution and warehouse activities in Hong Kong. The Company's manufacturing activities in the PRC are conducted pursuant to the PRC agreements (the "PRC Agreements") with various local municipal and government agencies and subdivisions located in Baoan County, Shenzhen Municipality, PRC (collectively, the "PRC Entities"). The Company's initial agreement in Baoan County was approved on September 12, 1985 by the local Foreign Economic Relations Office ("FERO"), which was necessary to assure the validity and enforceability of the PRC Agreements. The Company's most recent PRC Agreement covering its manufacturing activities was approved by the PRC Entities and FERO in 1993 and expires in 2002. The Company intends to continue to expand its operations in the PRC, although there can be no assurance that it will be able to do so.

Products

    General.

    Camera Products. Concord is primarily engaged in the development, design, manufacture, marketing, distribution and sale of popularly-priced, easy-to-use cameras. The Company currently produces traditional and single-use 35mm cameras, traditional and single-use Advanced Photo System cameras, and 110 film cartridge cameras, and has contracted to produce single-use and manual instant cameras in 1999. The Company manufactures and assembles its products in the PRC for both direct sale under Company brand names and on an OEM basis. Retail prices of the Company's products range from $5.99 to $60.00. A detailed listing and description of the Company's products is contained in Appendix C.

    In 1991, the Company began to sell single-use cameras, which accounted for 45.9% of Fiscal 1998's consolidated net sales. In addition to its own single-use camera technology in Fiscal 1996, the Company obtained a license to use certain single-use camera patents owned by Fuji.(1)


--------------
1 The Company instituted an action in December 1997 in the Southern District of New York seeking to prevent Fuji from terminating a license agreement previously entered into between the parties. Fuji has alleged that the Company by entering into one or more commercial transactions violated the terms of a license agreement between the parties. Fuji has filed a counterclaim seeking to terminate the license agreement and seeking unspecified damages. The matter is in discovery. Fuji has not yet fully responded to the Company's discovery demands. In addition, on February 13, 1998, Fuji filed a complaint with the International Trade Commission seeking (1) to halt the importation of unlicensed single-use cameras into the United States and (2) to ban the unlicensed re-manufacture of single-use cameras in the United States. The Company is not a party to this proceeding. Nevertheless, Fuji's action, if successful, could lessen competition for the Company in the domestic single-use camera market. See
Item 3, "Legal Proceedings."

    In Fiscal 1995, the Company commenced a product development program with the goal of developing and designing new products for major consumer products companies with established brand names and distribution channels. This program continues today, and has already resulted in a new low cost Advanced Photo System camera(2) marketed by Kodak and a contract to co-develop and, in 1999, begin providing Polaroid(3) with significant quantities of single-use and manual instant cameras.

    In Fiscal 1996, the Company decided to terminate production of certain 35mm traditional motorized camera models that it had produced in the past and had anticipated producing in the future. The Company made this decision in part because of the aged design of these products and the anticipated introduction of Advanced Photo System cameras to the marketplace. During the fourth quarter of Fiscal 1996, the Company recorded provisions totaling approximately $3,035,000 with respect to this line of 35mm cameras and related finished goods and components inventories to fairly reflect their net realizable value, as well as with respect to certain tools, molds and other related fixed assets.

    Non-Camera Products. From time to time, the Company has also sold various non-camera products on an OEM basis. However, such sales have not been material. In Fiscal 1998, the Company began to manufacture cameras for the largest toy company in the world, Mattel. The Company believes that it can build on this relationship to design, develop, and manufacture additional products for Mattel and other non-camera companies. The Company has contracted with Mattel for the manufacture of Viewmaster products to be sold and distributed by Mattel under Mattel's brand name.

    New Products. The Company's manufactured products are created, designed and engineered principally in Hong Kong. As of June 30, 1998, the Company employed 59 engineers and designers in its Hong Kong offices. In August 1998, the Company opened a temporary design center in Chicago, Illinois, which currently employs four engineers and designers. These employees will move to a 10,000 square foot design center in Florida in December 1998. The Company expects to employ 10 engineers and designers at the Florida design center.

    New products are, and are expected to continue to be, designed both independently and on a co-development basis with existing and potential new OEM customers. In addition to its ability to manufacture low cost and high quality products, Concord differentiates its OEM capability by providing its customers with dedicated design and development expertise.

    The results of the Company's new product development program began to appear in Fiscal 1996 with the introduction of single-use Advanced Photo System cameras, and in Fiscal 1997 with the introduction of a new traditional 35mm camera. Also, in the first quarter of Fiscal 1998, the Company began delivery of a new Advanced Photo System traditional camera to Kodak. The Company has designed and expects to introduce a number of

----------------
2 The Company licenses certain Advanced Photo System technology from the Advanced Photo System development companies.

3 The Company licenses certain technology from Polaroid in connection with its products.

innovative Advanced Photo System and 35mm, traditional and single-use cameras in the future, as well as the Polaroid single-use and manual instant cameras.

    Product Development. The Company expended approximately $3,963,000, $3,130,000 and $1,722,000 in Fiscal 1998, 1997 and 1996, respectively, for product design and development. The large increase in these costs over these years was due to the significant development costs incurred with respect to new Advanced Photo System single-use and conventional cameras, as well as new 35 millimeter single-use cameras. The Company anticipates product development costs to continue to increase in Fiscal 1999 with the opening of its U.S. design center and as management continues to develop new products.

Suppliers, Raw Materials and Production

    General. The Company owns or leases the tools and equipment necessary to manufacture most of the components used in its cameras. Numerous manufacturers and suppliers in the Far East and other parts of the world supply the Company with components, materials and film it does not manufacture.

    Sourcing. From time to time, the Company purchases finished products from third-party manufacturers. The Company depends on non-affiliated suppliers for its required glass lenses, motors, film and certain electronic components such as transistors and diodes. In the past, the Company has experienced, and may in the future experience, difficulties in obtaining in a timely manner certain components and film necessary for its finished products. The Company believes, however, that it is not dependent on any single supplier for any component or film and that it could find alternate sources on relatively short notice at prices competitive with those it currently pays.

    Advance Commitments. To secure adequate production materials, components and film the Company must make substantial advance commitments to suppliers ranging from one to six months prior to the receipt of firm orders from customers. However, many of these commitments are subject to changes in numbers, assortments or delivery dates. Although, from time-to-time, the Company has experienced difficulties obtaining needed materials, components and film on a timely basis, it has been able to operate under such conditions. The Company believes these conditions to be standard in its industry.

    Quality Control. The Company devotes substantial effort to quality control, including testing components and raw materials when purchased or produced, testing during the assembly process and final quality control testing of finished products. The Company's terms with all of its United States customers include the right to return defective merchandise for credit. Foreign customers are permitted to exchange defective merchandise for the same product, and the Company believes those practices to be standard in its industry.

Trademarks and Patents

    The Company owns trademarks on the CONCORD(R), KEYSTONE(R), Funshooter(R), LE CLIC(R) and Apex(R) names for cameras sold in the United States and numerous foreign countries. In addition, the Company owns the trademark ARGUS(R) in numerous countries other than in the United States and Mexico. The Company purchased several of the patents used in its Keystone cameras. In addition, the Company was granted United States patents for its data imprinting system, its film counter in the back of the camera, and its method for film loading, and it has applied for United States and Japanese patent protection for certain camera related processes and anticipates filing for patent protection on those processes in other countries. Concord HK has applied for United States and foreign patent protection for a film drive system used in certain cameras it produces. The Company believes that its competitiveness and market share are not dependent on the ultimate disposition of its patent applications.

Employees

    On June 30, 1998, the Company had 157 employees: 22 in the United States, three in Germany, six in Canada, 111 in Hong Kong and the PRC, one in Japan, two in France and 12 in the UK. Sixty-five Company employees are in executive, administrative or clerical capacities, 15 in direct merchandising and sales, 18 in warehouse and shipping and 59 in engineering and design. No Company employee is represented by a union. The PRC Entities currently provide the Company with approximately 3,500 workers at its PRC facilities. To date the Company has not had any of its operations interrupted due to labor disputes and it considers its working relationship with employees and workers to be good.

    In conjunction with the opening of the Company's U.S. Design Center in Chicago during the first quarter of Fiscal 1999, the Company has hired four additional experienced design engineers.

                            DESCRIPTION OF THE NOTES

    General

    The Old Notes were and the New Notes will be issued pursuant to an Indenture (the "Indenture") between the Issuer and Bankers Trust Company, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture and the Registration Agreement does not purport to be complete and is qualified in its entirety by reference to such agreements, including the definitions therein of certain terms used below. Copies of the Indenture and Registration Agreement have been filed as exhibits hereto. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." Under certain circumstances, the Issuer will be able to designate existing and future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

    Ranking

    The Old Notes rank, and the New Notes will rank, senior in right of payment to all subordinated Indebtedness of the Issuer. The Old Notes rank, and the New Notes will rank, pari passu in right of payment with all existing and future unsecured senior borrowings of the Issuer. Holders of secured Indebtedness of the Issuer will, however, have claims that are prior to the claims of the holders of the Notes with respect to the assets securing such Indebtedness.

    Most of the Issuer's operations are conducted through its Subsidiaries and, therefore, the Issuer is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Notes. The Notes will be effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Issuer's Subsidiaries. Any right of the Issuer to receive assets of any of its Subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that the Issuer is itself recognized as a creditor of such Subsidiary, in which case the claims of the Issuer would still be subordinate to any security in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by the Issuer. As of June 30, 1998, the total amount of outstanding liabilities of the Issuer and its Subsidiaries, including trade payables, was approximately $36.0 million, of which approximately $34.3 million were liabilities of the Subsidiaries.

    Principal, Maturity and Interest

    The Notes are limited in aggregate principal amount to $15.0 million and will mature on July 15, 2005. Interest on the Notes will accrue at 11% per annum and will be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing on October 15, 1998, to holders of record on the immediately preceding January 1, April 1, July 1 and October 1, respectively. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Old Notes were, and the New Notes will be, issued in registered form, without coupons, and in denominations of $1,000 and integral multiples thereof.

    Optional Redemption

    The Notes will not be redeemable at the Issuer's option prior to July 15, 2000. Thereafter, the Notes will be subject to redemption at the option of the Issuer, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages (as described below under "--Registration Rights; Liquidated Damages"), if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on July 16 of the years indicated below:

         Year                                        Percentage
         ----                                        ----------

         2000......................................  105.00%.
         2001......................................  103.00%.
         2002......................................  101.00%.
         Thereafter................................  100.00%

    Notwithstanding the foregoing, in the event of the sale by the Issuer prior to July 15, 2000 of its securities in one or more Secondary Public Offerings, up to a maximum of 35% of the aggregate principal amount of the Notes originally issued will, at the option of the Issuer, be redeemable from the net cash proceeds of such Secondary Public Offerings, but only to the extent the proceeds of such Secondary Public Offerings consist of cash or readily marketable cash equivalents, at a redemption price equal to 107% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, provided that such redemption occurs within 60 days of the date of the closing of such Secondary Public Offering.

Mandatory Redemption

    The Issuer will not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

Offer to Purchase Upon Change of Control

    Upon the occurrence of a Change of Control, the Issuer will be required to make an offer (the "Change of Control Offer") to each holder of Notes to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase (the "Change of Control Payment"). The Change of Control Offer must be commenced within 30 days following a Change of Control, must remain open for at least 30 and not more than 40 days (unless required by applicable law) and must comply with the requirements of Rule 14e-1 under the Securities Exchange Act, and any other applicable securities laws and regulations.

    Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

    Due to the leveraged structure of the Issuer and the effective subordination of the Notes to secured Indebtedness of the Issuer and the outstanding Indebtedness and future Indebtedness of the Issuer's Subsidiaries, the Issuer may not have sufficient funds available to purchase the Notes tendered in response to a Change of Control Offer. In addition, the agreements relating to future Indebtedness of the Issuer's Subsidiaries may contain prohibitions or restrictions on the Issuer's ability to effect a Change of Control Payment.

Offer to Purchase with Excess Asset Sale Proceeds

    When the cumulative amount of Excess Proceeds (as defined below under "--Certain Covenants -- Asset Sales") exceeds $2.0 million, the Issuer will make an offer to all holders of Notes (an "Excess Proceeds Offer"), to repurchase the maximum principal amount of Notes that may be purchased out of such Excess Proceeds, at an offer price in cash in an amount equal to 100% of the outstanding principal amount of the Notes, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date fixed for the closing of such offer, in accordance with the procedures specified in the Indenture.

    If the aggregate principal amount of Notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis. To the extent that the aggregate amount of Notes tendered pursuant to an Excess Proceeds Offer is less than the amount of Excess Proceeds, the Issuer may use such deficiency for general purposes. Upon completion of an Excess Proceeds Offer, the amount of Excess Proceeds will be reset at zero.

Selection of Notes for Redemption or Offers to Purchase

    If less than all of the Notes are to be redeemed or to be repurchased pursuant to any purchase offer required under the Indenture at any time, selection of Notes for redemption or repurchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate, provided that no Notes with a principal amount of $1,000 or less shall be redeemed or purchased in part. A new note in principal amount equal to the unredeemed or unpurchased portion will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption or purchase date, interest will cease to accrue on the Notes or portions of them called for redemption or purchase.

Notice of Redemption

    Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount to be redeemed.

Certain Covenants

    Restricted Payments

    The Indenture provides that the Issuer and its Restricted Subsidiaries may not, directly or indirectly:

    (i) declare or pay any dividend or make any distribution on account of any Equity Interests of the Issuer or any of its Restricted Subsidiaries in each case to the extent made in cash or other tangible property;

    (ii) purchase, redeem, defease, retire or otherwise acquire for value ("Retire" and correlatively, a "Retirement") any Equity Interests of the Issuer or any of its Restricted Subsidiaries or other Affiliate of the Issuer in each case to the extent made in cash or other tangible property;

    (iii)Retire any Indebtedness of the Issuer and/or any Restricted Subsidiary that is subordinate in right of payment to the Notes, except at final maturity or in accordance with mandatory redemption or repayment provisions set forth in the documentation governing such Indebtedness; or

    (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i), (ii) and (iii) above and this (iv) being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

    (1) no Default or Event of Default (as described below under "--Events of Defaults and Remedies") shall have occurred and be continuing at the time of or immediately after giving effect to such Restricted Payment;

    (2) immediately after giving effect to such Restricted Payment on a pro forma basis as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Indebtedness to Consolidated Capitalization Ratio test set forth under the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Disqualified Stock";

    (3) immediately after giving effect to such Restricted Payment, the Issuer would have a Tangible Net Worth of not less than $25.0 million; and

    (4) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made on or after the Issue Date shall not exceed an amount equal to the sum of (1) 50% of cumulative Consolidated Net Income determined for the period (taken as one period) from the beginning of the first fiscal quarter commencing after the Issue Date and ending on the last day of the most recent fiscal quarter immediately preceding the date of such Restricted Payment for which consolidated financial information of the Issuer is available (or if such cumulative Consolidated Net Income shall be a loss, minus 100% of such loss), plus (2) 100% of the aggregate net cash proceeds received by the Issuer either (x) as capital contributions to the Issuer after the Issue Date or (y) from the issue and sale (other than to a Subsidiary of the Issuer) of its Qualified Equity Interests after the Issue Date (excluding the net proceeds from any issuance and sale of Qualified Equity Interests (A) financed, directly or indirectly, using funds borrowed from the Issuer or any Subsidiary of the Issuer until and to the extent such borrowing is repaid or (B) used to retire Equity Interests or Indebtedness pursuant to clauses (ii) or
         (v) of the next following sentence), plus (3) the fair market value of Qualified Equity Interests (other than Disqualified Stock) issued in connection with acquisitions, plus (4) the principal amount (or accreted amount (determined in accordance with GAAP), if less) of any Indebtedness of the Issuer or any Subsidiary of the Issuer incurred after the Issue Date which has been converted into or exchanged for qualified Equity Interests of the Issuer (minus the amount of any cash or property distributed by the Issuer or any Subsidiary of the Issuer upon such conversion or exchange).

    The foregoing provisions will not prohibit:

    (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of the Indenture;

    (ii) the Retirement of (A) any Equity Interests of the Issuer or any Restricted Subsidiary of the Issuer, (B) Indebtedness of the Issuer that is subordinate to the Notes or (C) Indebtedness of a Restricted Subsidiary of the Issuer, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Issuer) of, Equity Interests of the Issuer (other than Disqualified Stock);

    (iii) the Retirement of any Indebtedness of the Issuer subordinated in right of payment to the Notes in exchange for, or out of the proceeds of, the substantially concurrent incurrence of Indebtedness of the Issuer (other than Indebtedness to a Restricted Subsidiary of the Issuer), but only to the extent that such new Indebtedness is (A) permitted under the covenant described below under the caption, "--Incurrence of Indebtedness and Issuance of Disqualified Stock" and (1) is subordinated in right of payment to the Notes at least to the same extent as, (2) has a Weighted Average Life to Maturity at least as long as, and (3) has no scheduled principal payments due in any amount earlier than, any equivalent amount of principal under the Indebtedness so Retired or (B) a Permitted Refinancing;

    (iv) the Retirement of any Indebtedness of a Restricted Subsidiary of the Issuer in exchange for, or out of the proceeds of, the substantially concurrent incurrence of Indebtedness of the Issuer or any Restricted Subsidiary but only to the extent that such incurrence is (A) permitted under the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Disqualified Stock" and only to the extent that such Indebtedness (1) is not secured by any assets of the Issuer or any Restricted Subsidiary to a greater extent than the Indebtedness so Retired was so secured, (2) has a Weighted Average Life to Maturity at least as long as the Indebtedness so Retired and (3) if the Indebtedness so Retired was an obligation of the Issuer, is pari passu or subordinated in right of payment to the Notes at least to the same extent as the Indebtedness so Retired or
          (B) a Permitted Refinancing;

    (v) the Retirement of any Equity Interests of the Issuer or any Restricted Subsidiary of the Issuer held by any member of the Issuer's (or any of its Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any twelve-month period or $4.0 million during the seven year period following the issue date of the Notes plus in each case the aggregate cash proceeds received by the Issuer during such twelve-month or seven year period from any issuance of Equity Interests by the Issuer to members of management of the Issuer and/or its Subsidiaries; and

    (vi) the payment of cash in lieu of fractional shares (a) payable as dividends on Equity Interests of the Issuer or (b) issuable upon conversion of or in exchange for securities convertible into or exchangeable for Equity Interests of the Issuer or (c) issuable as a result of a corporate reorganization, provided that, in the case of
          (a) and (b), the issuance of such Equity Interests or securities and, in the case of (c), such corporate reorganization, was permitted under the terms of the Indenture;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (i), (ii), (iii), (iv), (v) and (vi), no Default or Event of Default shall have occurred and be continuing.

    The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default or an Event of Default. For purposes of making such determination, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid in cash) in such Restricted Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of (x) the net book value of such Investments at the time of such designation, (y) the fair market value of such Investments at the time of such designation and (z) the original fair market value of such Investments at the time they were made. Such designation will only be permitted if such Restricted Payment would be permitted at such time.

    The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant entitled "--Incurrence of Indebtedness and Issuance of Disqualified Stock," and (ii) no Default or Event of Default would be in existence following such designation.

    Not later than the date of making any Restricted Payment, the Issuer shall deliver to the Trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant concerning Restricted Payments were computed, which calculations may be based upon the Issuer's latest available financial statements. The Trustee shall have no duty or obligation to confirm or verify the calculations set forth in such officers' certificate.

    Incurrence of Indebtedness and Issuance of Disqualified Stock

    The Indenture provides that the Issuer shall not, and shall not cause or permit any of its Restricted Subsidiaries, directly or indirectly, to create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable for the payment of (collectively, "incur" and, correlatively, "incurred" and "incurrence") any Indebtedness (including, without limitation, Acquired
Debt) or issue any Disqualified Stock; provided, however, that the Issuer and/or any Restricted Subsidiary may incur Indebtedness or issue Disqualified Stock if, at the time of and immediately after giving pro forma effect to such incurrence of Indebtedness or such issuance of Disqualified Stock and the application of the proceeds therefrom, the ratio of Consolidated Indebtedness to Consolidated Capitalization does not exceed 3 to 5.

    The foregoing limitation will not apply to (with each exception to be given independent effect):

    (a) the incurrence in the ordinary course of business by the Issuer and/or any of its Restricted Subsidiaries of Indebtedness evidenced by letters of credit;

    (b) the incurrence by the Issuer and/or any of its Restricted Subsidiaries of Vendor Indebtedness;

    (c) the incurrence by the Issuer and/or any of its Restricted Subsidiaries of the Existing Indebtedness and all borrowings after the Issue Date under the Existing Indebtedness;

    (d) the incurrence by the Issuer and/or any of its Restricted Subsidiaries of Indebtedness in an aggregate amount not to exceed $10.0 million at any one time outstanding;

    (e) the incurrence by the Issuer and/or any of its Restricted Subsidiaries of Indebtedness in connection with customs' duties and the guarantees thereof;

    (f)  Permitted Refinancings;

    (g) the incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries; and

    (h) the incurrence by the Issuer or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate or foreign currency risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding.

    For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories described in clauses (a) through (h) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify such item in any manner that complies with this covenant and such item will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest or dividends, the accretion of accreted value or liquidation preference and the payment of interest or dividends in the form or additional Indebtedness, Common Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

    Asset Sales

    The Indenture provides that the Issuer and its Restricted Subsidiaries may not, whether in a single transaction or a series of related transactions occurring within any twelve-month period, sell, lease, convey, dispose or otherwise transfer any assets including by way of a Sale and Leaseback Transaction other than sales, leases, conveyances, dispositions or other transfers (A) at a price equal to or greater than the fair market value thereof,

(B) of inventory, including close-out sales, in the ordinary course of business,
(C) to the Issuer by any Restricted Subsidiary of the Issuer or from the Issuer to any Restricted Subsidiary of the Issuer, (D) that constitute a Restricted Payment or dividend or distribution permitted under the covenant described above under the caption "--Restricted Payments" or (E) that constitute the disposition of all or substantially all of the assets of the Issuer pursuant to the covenant described above under the caption "--Merger, Consolidation or Sale of Assets" (each of the foregoing other than those categories described in clauses (B), (C), (D) and (E), an "Asset Sale").

    The foregoing provisions does not apply to a sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer, which will be governed by the provisions of the Indenture described below under "--Merger, Consolidation or Sale of Assets."

    The Indenture also provides that within 365 days after the receipt of net proceeds of any Asset Sale, the Issuer (or such Restricted Subsidiary, as the case may be) may apply the Net Proceeds from such Asset Sale to (i) permanently reduce the amounts permitted to be borrowed by the Issuer under the terms of any of its Senior Indebtedness or (ii) the direct or indirect acquisition of assets (tangible or intangible) to be used in any Permitted Business. Any Net Proceeds from any Asset Sales that are not so applied or invested will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $2.0 million, the Issuer will be required to make an Excess Proceeds Offer in accordance with the terms set forth under "--Offer to Purchase with Excess Asset Sale Proceeds."

    Dividend and Other Payment Restrictions Affecting Subsidiaries

    The Indenture provides that the Issuer and its Restricted Subsidiaries may not, directly or indirectly, create or otherwise cause to become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

    (i) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

    (ii) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

    (iii) transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries;

except for such encumbrances or restrictions existing as of the Issue Date or under or by reason of:

    (a)  applicable law;

    (b) any instrument governing Acquired Debt as in effect at the time of acquisition (except to the extent such Indebtedness was incurred in connection with, or in contemplation of, such acquisition);

    (c) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

    (d) Indebtedness incurred under clauses (b), (c), (d) and (f) of the second paragraph under the caption "--Incurrence of Indebtedness and Issuance of Disqualified Stock"; or

    (e) the Indenture and the Notes.

    Use of Proceeds

    The Indenture provides that the Issuer may use the net proceeds from the sale of the Notes only to fund capital expenditures, working capital requirements, design and development costs incurred in connection with expanded original equipment manufacturer sales, new camera and non-camera products and general corporate purposes of the Issuer which may include acquisitions.

    The Issuer will deliver to the Trustee an Officer's Certificate with each annual compliance certificate certifying that the proceeds of the Notes were applied in accordance with this covenant.

    Tangible Net Worth

    The Indenture provides that the Issuer shall at all times maintain a Tangible Net Worth of not less than $25.0 million.

    Merger, Consolidation or Sale of Assets

    The Indenture provides that the Issuer may not consolidate or merge with or into (whether or not the Issuer is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to another corporation, Person or entity unless:

    (i) the entity or Person formed by or surviving any such consolidation or merger (if other than the Issuer) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of the Issuer under the Notes and the Indenture pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee;

    (ii) immediately after such transaction, no Default or Event of Default exists;

    (iii) except in connection with a merger with or into a wholly owned subsidiary of the Issuer, the Issuer or any entity or Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, at the time of such transaction after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable fiscal quarter (including any Indebtedness incurred or anticipated to be incurred in connection with or with respect to such transaction) could incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Debt to Consolidated Capitalization Ratio test described under "--Incurrence of Indebtedness and Issuance of Disqualified Stock"; and

    (iv) the Issuer has delivered to the Trustee an Officer's Certificate and an opinion of counsel each to the effect that, with respect to the transaction, items (i) through (iii) as stated above have been satisfied.

    Transactions with Affiliates

    The Indenture provides that the Issuer and its Restricted Subsidiaries may not sell, lease, transfer or otherwise dispose of any of their respective properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

    (i) such Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person;

    (ii) such Affiliate Transaction is approved by a majority of the disinterested directors on the Board of Directors of the Issuer; and

    (iii) the Issuer delivers to the Trustee, with respect to any Affiliate Transaction involving aggregate payments in excess of $0.5 million, a resolution of a committee of independent directors of the Issuer set forth in an officers' certificate certifying that such Affiliate Transaction complies with clauses (i) and (ii) above;

provided that

    (a) transactions pursuant to any employment, stock option or stock purchase agreement entered into by the Issuer or any of its Restricted Subsidiaries, or any grant of stock, in the ordinary course of business that are approved by the Board of Directors of the Issuer;

    (b)  transactions between or among the Issuer and its Restricted
         Subsidiaries;

    (c) transactions permitted by the provisions of the Indenture described above under the covenant "--Restricted Payments";

    (d) loans and advances to employees and officers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business in an aggregate principal amount not to exceed $2.0 million at any one time outstanding;

    (e) loans and advances to employees and officers of the Issuer or any Restricted Subsidiary financing the purchase of Capital Stock of the Issuer by such employees or officers; and

    (f) transactions (including loans and advances) pursuant to existing contracts to which the Issuer is a party in accordance with the terms of such contracts as they exist on the Issue Date shall not be deemed Affiliate Transactions.

    Reports

    The Indenture provides that the Issuer will file with the Trustee within 15 days after it files them with the Securities and Exchange Commission (the "Commission") copies of the annual and quarterly reports and the information, documents and other reports that the Issuer is required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act ("SEC Reports"). In the event the Issuer is not required or shall cease to be required to file SEC Reports, pursuant to the Exchange Act, the Issuer will nevertheless continue to file such report with the Commission (unless the Commission will not accept such a filing) and with the Trustee. Whether or not required by the Exchange Act to file SEC Reports with the Commission, so long as any Notes are outstanding, the Issuer will furnish copies of the SEC Reports to the holders of Notes at the time the Issuer is required to file the same with the Trustee and make such information available to investors who request it in writing. In addition, the Issuer has agreed that, for so long as any Notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

    Payments for Consent

    The Indenture provides that neither the Issuer nor any of its Affiliates shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Events of Default and Remedies

    The Indenture provides that each of the following constitutes an Event of
Default:

    (i) default for 30 days in payment when due of interest on or Liquidated Damages, if any, with respect to the Notes;

    (ii) default in payment when due of principal or premium, if any, on the Notes at maturity, upon redemption or otherwise;

    (iii) failure by the Issuer to perform or comply with the provisions of the covenants described above under "--Offer to Purchase Upon Change of Control," "--Certain Covenants--Asset Sales," "--Certain Covenants--Restricted Payments," "--Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified Stock" or "--Certain Covenants--Merger, Consolidation or Sale of Assets;"

    (iv) failure by the Issuer for 30 days after notice to the Issuer from the Trustee or to the Issuer and the Trustee by the holders of at least 25% in principal amount of the Notes then outstanding to observe or perform any other covenant, representation, warranty or other agreement in the Indenture or the Notes;

    (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default (x) is caused by a failure to pay when due principal, premium, if any, or interest on such Indebtedness within the grace period provided in such Indebtedness (a "Payment Default"), and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness of the Issuer or any Significant Subsidiary under which there has been a Payment Default or the maturity of which has been accelerated as provided in clause (y), aggregates $2.0 million or more or (y) results in the acceleration (which acceleration has not been rescinded) of such Indebtedness prior to its express maturity and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $2.0 million or more;

    (vi) failure by the Issuer or any of its Significant Subsidiaries to pay final judgments (other than any judgment as to which a reputable insurance Issuer has accepted full liability in writing) aggregating in excess of $2.0 million which judgments are not paid, discharged or stayed within 45 days after their entry; and

    (vii) certain events of bankruptcy or insolvency with respect to the Issuer or any of its Significant Subsidiaries.

    If any Event of Default occurs and is continuing under the Indenture, the Trustee, by notice to the Issuer, or the holders of at least 25% in principal amount of the then outstanding Notes, by notice to the Issuer and the Trustee, may declare all the Notes to be due and payable immediately. Upon such declaration, the principal of, premium, if any, and accrued and unpaid interest and Liquidated Damages, if any, on the Notes shall be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Issuer or any of its Significant Subsidiaries, the foregoing amount shall ipso facto become due and payable without further action or notice. No premium is payable upon acceleration of the Notes except that in the case of an Event of Default that is the result of an action or inaction by the Issuer or any of its Restricted Subsidiaries intended to avoid restrictions on or premiums related to redemptions of the

Notes contained in the Indenture or the Notes, the amount declared due and payable will include the premium that would have been applicable on a voluntary prepayment of the Notes or, if voluntary prepayment is not then permitted, the premium set forth in the Indenture. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payments of principal or interest) if it determines that withholding notice is in such holders' interest.

    The holders of a majority in aggregate principal amount of the Notes then outstanding, by notice to the Trustee, may, on behalf of the holders of all of the Notes, waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of interest or Liquidated Damages or premium on, or the principal of, the Notes.

    The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

    No director, officer, employee, incorporator or stockholder of the Issuer, as such, shall have any liability for any obligations of the Issuer under the Notes or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

    The Issuer may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for:

    (a) the rights of holders of outstanding Notes to receive from the trust described below payments in respect of the principal of, premium, if any, and interest on and Liquidated Damages with respect to such Notes when such payments are due, or on the redemption date, as the case may be;

    (b) the Issuer's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

    (c) the rights, powers, trust, duties and immunities of the Trustee, and the Issuer's obligations in connection therewith; and

    (d) the Legal Defeasance provisions of the Indenture.

    In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under "--Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance:

    (i) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Issuer, to pay the principal of, premium, if any, and interest on and Liquidated Damages with respect to the outstanding Notes, on the stated maturity or on the applicable optional redemption date, as the case may be, of such principal or installment of principal of, premium, if any, or interest on or Liquidated Damages with respect to the outstanding Notes;

    (ii) in the case of Legal Defeasance, the Issuer must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

    (iii) in the case of Covenant Defeasance, the Issuer must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

    (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

    (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Issuer or any of its Restricted Subsidiaries is a party or by which the Issuer or any of its Restricted Subsidiaries is bound;

    (vi) the Issuer must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day (or such other applicable date) following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

    (vii) the Issuer must deliver to the Trustee an officers' certificate stating that the deposit was not made by the Issuer with the intent of preferring the holders of Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others; and

    (viii) the Issuer must deliver to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for in the Indenture relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

    A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any Note selected for redemption. Also, the Issuer is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

    The registered holder of a Note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

    Except as provided in the next succeeding paragraph, the Indenture or the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

    Without the consent of each holder affected, however, an amendment or waiver may not (with respect to any Note held by a non-consenting holder):

    (i) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

    (ii) reduce the principal or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described under the caption "--Offer to Purchase upon Change of Control" and "--Offer to Purchase with Excess Asset Sale Proceeds");

    (iii) reduce the rate of or change the time for payment of interest on any Notes;

    (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

    (v)    make any Note payable in money other than that stated in the Notes;

    (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, premium, if any, or interest on the Notes;

    (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the captions "--Offer to Purchase upon Change of Control" and "--Offer to Purchase with Excess Asset Sale Proceeds");

    (viii) make any change in the foregoing amendment and waiver provisions; or

    (ix) modify the ranking of priority of the Notes in any manner adverse to the holders thereof.

    Notwithstanding the foregoing, without the consent of any holder of Notes, the Issuer and the Trustee may amend or supplement the Indenture or the Notes:

    (a)  to cure any ambiguity, defect or inconsistency;

    (b) to provide for uncertificated Notes in addition to or in place of certificated Notes;

    (c) to provide for the assumption of the Issuer's obligations to holders of the Notes in the case of a merger or consolidation;

    (d) to make any change that would provide any additional rights or benefits to the holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such holder; or

    (e) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Concerning the Trustee

    The Indenture contains certain limitations on the rights of the Trustee, should the Trustee become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Issuer; however, if the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee or resign.

    The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its powers, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense. No holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless (i) such holder gives to the Trustee written notice of a continuing Event of Default, (ii) holders of at least 25% in principal amount of the then outstanding Notes make a written request to pursue the remedy, (iii) such holders of the Notes provide to the Trustee satisfactory indemnity and (iv) the Trustee does not comply within 60 days. Otherwise, no holder of any Note will have any right to institute any proceeding with respect to the Indenture or thereunder for any remedy, except:
(i) a holder of a Note may institute suit for enforcement of payment of the principal of and premium, if any, or interest on or Liquidated Damages with respect to such Note on or after the respective due dates expressed in such Note (including upon acceleration thereof) or (ii) the institution of any proceeding with respect to the Indenture or any remedy thereunder, including without limitation acceleration, by the holders of a majority in principal amount of the outstanding Notes, provided that, upon institution of any proceeding or exercise of any remedy such holders provide the Trustee with prompt notice thereof.

Registration Rights; Liquidated Damages

    In connection with the sale of the Old Notes, the Issuer and the purchasers of the Old Notes entered into the Registration Agreement. Pursuant to the Registration Agreement, the Issuer agreed to file with the Commission a registration statement relating to the Exchange Offer (the "Exchange Offer Registration Statement"), of which this Prospectus forms a part, on the appropriate form under the Securities Act. Upon the effectiveness of the Exchange Offer Registration Statement, the Issuer will offer to the holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for a new issue of senior notes of the Issuer, the New Notes, to be registered under the Securities Act, with terms substantially identical to those of the Old Notes. If (i) the Issuer is not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any holder of Transfer Restricted Securities notifies the Issuer within the specified time period that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer or (B) that it may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales, the Issuer will file with the Commission a shelf registration statement pursuant to Rule 415 under the Securities Act (the "Shelf Registration Statement") to cover resales of the Old Notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Issuer will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Old Note until (i) the date on which such has been exchanged by a Person for an New
Note in the Exchange Offer, (ii) the date on which such Old Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iii) the date on which such Old Note is distributed to the public pursuant to Rule 144 under the Securities Act.

    The Registration Agreement will provide that (i) the Issuer will file an Exchange Offer Registration Statement with the Commission as soon as practicable after the Closing Date, but in no event later than 90 days after the Closing Date, (ii) the Issuer will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 150 days after the Closing Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Issuer will commence the Exchange Offer and use its best efforts to issue, on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, New Notes in exchange for all Old Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Issuer will use its best efforts to file the Shelf Registration Statement with the Commission on or prior to 30 days after such filing obligation arises (and in any event within 150 days after the Closing Date) and to cause the Shelf Registration to be declared effective by the Commission on or prior to 90 days after such obligation arises (and in any event within 180 days after the Closing Date). If (a) the Issuer fails to file any of the Registration Statements required by the Registration Agreement on or before the day specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) the Issuer fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Agreement, (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Issuer will pay Liquidated Damages to each holder of Transfer Restricted Securities, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Old Notes constituting Transfer Restricted Securities held by such holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Old Notes constituting Transfer Restricted Securities with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.50 per week per $1,000 principal amount of Old Notes constituting Transfer Restricted Securities. All accrued Liquidated Damages will be paid by the Issuer on each Interest Payment Date. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

    Holders of Old Notes will be required to make certain representations to the Issuer (as described in the Registration Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Agreement in order to have their Old Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

Book-Entry, Delivery and Form

    Except as set forth below, New Notes will be issued in registered, global form (the "Global Notes") in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

    Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for New Notes in certificated form except in the limited circumstances described below. See " --Exchange of Book-Entry Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes (as defined below). Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

    Initially, the Trustee will act as Paying Agent and Registrar. The New Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

Depository Procedures

    The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of its settlement system and are subject to changes by DTC from time to time. The Issuer takes no responsibility for these operations and procedures and urges investors to contact DTC or their participants directly to discuss these matters.

    DTC has advised the Issuer that DTC is a limited-purpose trust Issuer created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

    DTC has also advised the Issuer that, pursuant to procedures established by it, (i) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchaser with portions of the principal amount of the Global Notes and (ii) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes). Investors in the Global Notes may hold their interests therein directly through DTC, if they are Participants in such system, or indirectly through organizations which are Participants in such system.

    All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

    Except as described below, owners of interest in the Global Notes will not have New Notes registered in their names, will not receive physical delivery of New Notes in certificated form and will not be considered the registered owners or "Holders" thereof under the Indenture for any purpose.

    Payments in respect of the principal of, and premium, if any, Liquidated Damages, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Issuer and the Trustee will treat the persons in whose names the New Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Issuer, the Trustee nor any agent of the Issuer or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes or
(ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised the Issuer that its current practice, upon receipt of any payment in respect of securities such as the New Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of New Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Issuer. Neither the Issuer nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the New Notes, and the Issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

    Interest in the Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants. See " -- Same Day Settlement and Payment." Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same day funds in accordance with its rules and operating procedures.

    DTC has advised the Issuer that it will take any action permitted to be taken by a Holder of New Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the New Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the New Notes, DTC reserves the right to exchange the Global Notes for New Notes in certificated form, and to distribute such New Notes to its Participants.

    Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among Participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Issuer nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of its obligations under the rules and procedures governing its operations.

Exchange of Book-Entry Notes for Certificated Notes

    A Global Note is exchangeable for definitive New Notes in registered certificated form ("Certificated Notes") if (i) DTC (x) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Notes and the Issuer thereupon fails to appoint a successor depositary or (y) has ceased to be a clearing agency registered under the Exchange Act or (ii) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes. In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon request but only upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).


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



Same Day Settlement and Payment

    The Indenture requires that payments in respect of the New Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to New Notes in certificated form, the Issuer will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The New Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such New Notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Issuer expects that secondary trading in any certificated New Notes will also be settled in immediately available funds.

Certain Definitions

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of merging with or into or becoming a Restricted Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

    "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise, provided, however, that beneficial ownership of 25% or more of the voting securities of a Person shall be deemed to be control.

    "Beneficial Owner" means a beneficial owner as defined in Rules 13d-3 and 13d-5 under the Exchange Act (or any successor rules), including the provision of such Rules that a Person shall be deemed to have beneficial ownership of all securities that such Person has a right to acquire within 60 days; provided that a Person will not be deemed a beneficial owner of, or to own beneficially, any securities if such beneficial ownership (1) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to, and in accordance with, the Exchange Act and (2) is not also then reportable on Schedule 13D or Schedule 13G (or any successor schedule) under the Exchange Act.

    "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

    "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participation, rights or other equivalents (however designated) of corporate stock and (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

    "Change of Control" means the occurrence of either of the following: (i) any Person or group (other than Permitted Holders) is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total Voting Stock or Total Common Equity of the Issuer (or the successor to the Issuer) including by way of merger, consolidation, sale of assets or otherwise (ii) the first day on which a majority of the members of the Board of Directors of the Issuer are not Continuing Directors.

    "Closing Date" means  July 30, 1998.

    "Closing Price" on any Trading Day with respect to the per share price of any shares of Capital Stock means the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if such shares of Capital Stock are not listed or admitted to trading on such exchange, on the principal national securities exchange on which such shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the Nasdaq National Market or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on Nasdaq National Market but the issuer is a Foreign Issuer (as defined in Rule 3b-4(b) under the Exchange Act) and the principal securities exchange on which such shares are listed or admitted to trading is a Designated Offshore Securities Market (as defined in Rule 902(a) under the Securities Act), the average of the reported closing bid and asked prices regular way on such principal exchange, or, if such shares are not listed or admitted to trading on an national securities exchange or quoted on Nasdaq National Market and the issuer and principal securities exchange do not meet such requirements, the average of the closing bid and asked prices in the over-the counter market as furnished by any New York Stock Exchange member firm that is selected from time to time by the Issuer for that purpose and is reasonably acceptable to the Trustee.

    "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

    "Consolidated Capitalization" means the sum of (i) Consolidated Indebtedness and (ii) Consolidated Net Worth.

    "Consolidated Indebtedness" means, with respect to any Person, as of any date of determination, the aggregate amount of Indebtedness of such Person and its Subsidiaries or, in the case of the Issuer, the Issuer and its Restricted Subsidiaries as of such date calculated on a consolidated basis in accordance with GAAP consistently applied.

    "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries or, in the case of the Issuer, the Issuer and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

    (i) the Net Income of any Person that is not a Subsidiary or, in the case of the Issuer, a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Subsidiary or, in the case of the Issuer, a Restricted Subsidiary thereof,

    (ii) the Net Income of any Subsidiary or, in the case of the Issuer, any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or other distributions by that Subsidiary, or Restricted Subsidiary, as the case may be, of that Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or Restricted Subsidiary, as the case may be, or its stockholders,

    (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded,

    (iv) the cumulative effect of a change in accounting principles shall be excluded, and

    (v) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Issuer or one of its Restricted Subsidiaries.

    "Consolidated Net Worth" means the total amount shown on the balance sheet of the Issuer and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Issuer for which internal financial statements are then available, prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of the Issuer plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (a) any accumulated deficit and (b) any amounts attributable to Disqualified Stock.

    "Contingent Investment" means, with respect to any Person, any guarantee by such Person of the performance of another Person or any commitment by such Person to invest in another Person. Any Investment that consists of a Contingent Investment shall be deemed made at the time that the guarantee of performance or the commitment to invest is given, and the amount of such Investment shall be the maximum monetary obligation under such guarantee of performance or commitment to invest. To the extent that a Contingent Investment is released or lapses without payment under the guarantee of performance or the commitment to invest, such Investment shall be deemed not made to the extent of such release or lapse. With respect to any Contingent Investment, the payment of the guarantee of performance or the payment under the commitment to invest shall not be deemed to be an additional Investment.

    "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Issuer who (i) was a member of such Board of Directors on the Issue Date or (ii) was nominated for election or elected to such Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election and would be continuing in office after such election.

    "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

    "Disqualified Stock" means any Capital Stock to the extent that, and only to the extent that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, it matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Notes mature, provided, however, that any Capital Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require the Issuer to repurchase or redeem such Capital Stock upon the occurrence of a Change of Control occurring prior to the final maturity of the Notes shall not constitute Disqualified Stock if the change in control provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions applicable to the Notes contained in the covenant described under "--Offer to Purchase Upon a Change of Control" and such Capital Stock specifically provides that the Issuer will not repurchase or redeem any such stock pursuant to such provisions prior to the Issuer's repurchase of such Notes as are required to be repurchased pursuant to the covenant described under "--Offer to Purchase Upon Change of Control."

    "Eligible Institution" means a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated "A" (or higher) according to S&P or Moody's at the time as of which any investment or rollover therein is made.

    "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock or that are measured by the value of Capital Stock (but excluding any debt security that is convertible into or exchangeable for Capital Stock).

    "Existing Indebtedness" means all Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Issue Date and all Indebtedness that may be subsequently incurred under the credit agreements and arrangements (including increases thereon), to the extent described in Appendix I to the Indenture.

    "Fair Market Value" means with respect to any asset or property, the sale value that would be obtained in an arm's length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect on the Issue Date.

    "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

    "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

    "Hedging Obligations" means, with respect to any Person, the obligations of such Person pursuant to any swap or cap agreement, exchange agreement, collar agreement, option, futures or forward hedging contract, derivative instrument or other similar agreement or arrangement designed to protect such Person against fluctuations in interest rates or foreign exchange rates or the price of raw materials and other products used or produced in such Person's business, as the case may be.

    "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or equipment (including pursuant to capital leases) or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than Hedging Obligations or letters of credit) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, all indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person), all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Disqualified Stock or any warrants, rights or options to acquire such Disqualified Stock valued, in the case of Disqualified Stock, at the greatest amount payable in respect thereof on a liquidation (whether voluntary or involuntary) plus accrued and unpaid dividends, the liquidation value of any Preferred Stock issued by Subsidiaries of such Person or by Restricted Subsidiaries of the Issuer, as the case may be, plus accrued and unpaid dividends, and also includes, to the extent not otherwise included, the Guarantee of items that would be included within this definition and any amendment, supplement, modification, deferral, renewal, extension or refunding of any of the above; notwithstanding the foregoing, in no event will performance bonds or similar security for performance be deemed Indebtedness so long as such performance bonds or similar security for performance would not appear as a liability on a balance sheet of such Person prepared in accordance with GAAP; and provided, that the amount of any Indebtedness in respect of any Guarantee shall be the maximum principal amount of the Indebtedness so guaranteed.

    "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans, Guarantees, Contingent Investments, advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities of any other Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided, however, that any investment to the extent made with Capital Stock of the Issuer (other than Disqualified Stock) shall not be deemed an "Investment" for purposes of the Indenture.

    "Issue Date" means July 30, 1998.

    "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

    "Marketable Securities" means:

    (i)   Government Securities;

    (ii) any certificate of deposit maturing not more than 270 days after the date of acquisition issued by, or time deposit of, an Eligible Institution;

    (iii) commercial paper maturing not more than 270 days after the date of acquisition issued by a corporation (other than an Affiliate of the Issuer) with a rating, at the time as of which any investment therein is made, of "A-1" (or higher) according to S&P or "P-1" (or higher) according to Moody's;

    (iv) any banker's acceptances or money market deposit accounts issued or offered by an Eligible Institution; and

    (v) any fund investing exclusively in investments of the types described in clauses (i) through (iv) above.

    "Moody's" means Moody's Investors Service, Inc. and its successors.

    "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to Sale and Leaseback Transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or, in the case of the Issuer, the Issuer or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries or, in the case of the Issuer, the Issuer or any of its Restricted Subsidiaries and
(ii) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

    "Net Proceeds" means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that are the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets. Net Proceeds shall exclude any non-cash proceeds received from any Asset Sale, but shall include such proceeds when and as converted by the Issuer or any Restricted Subsidiary of the Issuer to cash.

    "Permitted Business" means the existing businesses of the Issuer and/or its Subsidiaries, businesses reasonably related thereto as determined in good faith by the Board of Directors, and other manufacturing and/or distribution businesses in which the Issuer and/or its Restricted Subsidiaries hereafter are engaged.

    "Permitted Holders" means any member of the existing management group of the Issuer as determined by the Continuing Directors of the Issuer (including their respective lineal descendants, spouses and trusts for the benefit of any member of their respective immediate families) and any person subsequently designated by the Continuing Directors of the Issuer as a member of the Issuer's management group.

    "Permitted Investment" means (a) any Investments in the Issuer or any Restricted Subsidiary of the Issuer; (b) any Investments in Marketable Securities; (c) Investments by the Issuer and/or any Restricted Subsidiary of the Issuer in a Permitted Business (including direct or indirect Investments in assets (tangible or intangible) used or to be used in a Permitted Business); (d) Investments of the Issuer and/or a Restricted Subsidiary, in effect on the Issue Date or on the date a Subsidiary becomes a Restricted Subsidiary (provided that any agreement for such Investment was not entered into in contemplation of such Subsidiary becoming a Restricted Subsidiary) or on the date any Person other than a Subsidiary was merged with or became a Restricted Subsidiary (provided that any agreement for such Investment was not entered into in contemplation of such Person being merged with or becoming a Restricted Subsidiary); (e) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (f) Hedging Obligations permitted to be incurred by the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock"; and (g) bonds, notes, debentures or other securities received as a result of Asset Sales permitted under the covenant entitled "Asset Sales."

    "Permitted Refinancing" means the incurrence by the Issuer and/or any of its Restricted Subsidiaries of Indebtedness issued in exchange for, or the proceeds of which are used to refinance, replace, refund or defease or increase to the extent contemplated by Appendix I to the Indenture ("Refinance" and correlatively, "Refinanced" and "Refinancing") Existing Indebtedness and any subsequent Refinancing thereof not expressly prohibited under the Indenture, provided that the terms of any Refinancing are generally as favorable to the Issuer and/or the Restricted Subsidiaries as the terms of the Indebtedness being refinanced

    "Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

    "Preferred Stock" as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

    "Qualified Equity Interests" means any Equity Interest (i) which is not mandatorily redeemable or redeemable at the option of the holder thereof or (ii) which, by its terms, or upon the happening of any event, matures or is mandatorily redeemable, or redeemable, at the option of the holder thereof, in whole or in part, or exchangeable into Indebtedness after the maturity date of the Notes.

    "Registration Agreement " means the Registration Rights Agreement between the Issuer and the purchaser of the Old Notes.

    "Restricted Investment" means an Investment other than a Permitted
Investment.

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



    "Restricted Subsidiary" means any subsidiary of the Issuer that is not designated by the Board of Directors as an Unrestricted Subsidiary.

    "Sale and Leaseback Transaction" means, with respect to any Person, any direct or indirect arrangement pursuant to which any property (other than Capital Stock) is sold by such Person or a Subsidiary, or, in the case of the Issuer, the Issuer or a Restricted Subsidiary, of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Subsidiaries or, in the case of the Issuer, the Issuer or one of its Restricted Subsidiaries.

    "Secondary Public Offering" means an underwritten offering of Capital Stock (other than Disqualified Stock) of the Issuer registered under the Securities Act.

    "Senior Indebtedness" means any Indebtedness permitted to be incurred by the Issuer under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include (i) any liability for federal, state, local or other taxes owed or owing by the Issuer, (ii) any Indebtedness of the Issuer to any of its Subsidiaries or other Affiliates, (iii) any trade payables or (iv) any Indebtedness that is incurred in violation of the Indenture.

    "Significant Subsidiary" means (i) any Restricted Subsidiary that would be a "Significant Subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof and (ii) any Subsidiary which holds any permit or license which is material to the operations of the Issuer and its Restricted Subsidiaries taken as a whole.

    "Subsidiary" of any Person means (i) any corporation, association or business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person or any combination thereof.

    "Tangible Net Worth" means Consolidated Net Worth less all intangible assets of the Issuer and its consolidated Restricted Subsidiaries, including, but not limited to, goodwill, patents, trademarks, tradenames, copyrights and franchises, and all capitalized transaction fees and expenses, all as determined in accordance with GAAP and determined as of at the end of the fiscal quarter for which the Consolidated Net Worth was determined.

    "Total Common Equity" of any Person means, as of any date of determination the product of (i) the aggregate number of outstanding primary shares of Common Stock of such Person on such day (which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of Common Stock of such Person) and (ii) the average Closing Price of such Common Stock over the 20 consecutive Trading Days immediately preceding such day. If no such Closing Price exists with respect to shares of any such class, the value of such shares for purposes of clause (ii) of the preceding sentence shall be determined by the Board of Directors of the Issuer in good faith and evidenced by a resolution of the Board of Directors filed with the Trustee.

    "Trading Day," with respect to a securities exchange or automated quotation system, means a day on which such exchange or system is open for a full day of trading.

    "Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors.

    "Vendor Indebtedness" means any Indebtedness of the Issuer or any Restricted Subsidiary the proceeds of which are used for the direct or indirect acquisition or construction of assets, rights or properties (tangible or intangible) used in connection with the Issuer's business.

    "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or Persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

    "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; provided, that with respect to Capital Lease Obligations, that maturity shall be calculated after giving effect to all renewal options by the lessee.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion summarizes certain United States federal income tax considerations generally applicable to holders acquiring the New Notes pursuant to the Exchange Offer but does not purport to be a complete analysis of all potential consequences. The discussion is based upon the Code, Treasury regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the New Notes. The discussion assumes that the holders of the New Notes will hold them as "capital assets" within the meaning of Section 1221 of the Code.

    The tax treatment of a holder of the New Notes may vary depending on such holder's particular situation or status. Certain holders (including S corporations, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, taxpayers subject to alternative minimum tax and persons holding the New Notes as part of a straddle, hedging or conversion transaction) may be subject to special rules not discussed below. The following discussion does not consider all aspects of United States federal income tax that may be relevant to the purchase, ownership and disposition of the New Notes by a holder in light of such holder's personal circumstances. In addition, the discussion does not consider the effect of any applicable foreign, state or local tax laws or estate or gift tax considerations. PERSONS CONSIDERING THE EXCHANGE OF THE OLD NOTES FOR NEW NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

    For purposes of this discussion, a "U.S. Holder" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof, an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source or a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. A "Non-U.S. Holder" means a holder who is not a U.S. Holder.

Introduction

    The exchange of Old Notes for New Notes will not constitute a recognition event for federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of the New Notes. The New Notes will have the same issue date and issue price as the Old Notes. A holder's adjusted tax basis in the New Notes will be the same as the holder's adjusted tax basis in the Old Notes exchanged therefor. A holder will be considered to have held the New Notes from the time the holder originally acquired the Old Notes.

Tax Consequences to U.S. Holders

    Interest on the New Notes

    Interest paid on the New Notes will generally be taxable to a U.S. Holder as ordinary interest income at the time it is accrued or is received in accordance with the U.S. Holder's method of accounting for federal income tax purposes.

    Sale or Other Taxable Disposition of the New Notes

    Upon the sale or other taxable disposition of a New Note, the difference between the sum of the amount of cash and the fair market value of other property received (other than amounts attributable to accrued unpaid interest) and the holder's adjusted tax basis in the New Note will generally be capital gain or loss. Any capital gain or loss will be long-term capital gain or loss if the holder's holding period for the New Note exceeds on year. In the case of a holder who acquired an Old Note at a "market discount" (as defined in the Code), a portion of any gain recognized on the disposition of the New Note received in exchange for such Old Note will be treated as ordinary income.

Tax Consequences to Non-U.S. Holders

    Interest on the New Notes

    Interest paid by the Company to a Non-U.S. Holder will not be subject to United States federal income or withholding tax if such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder and such Non-U.S. Holder (i) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote; (ii) is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of the Code; and (iii) certifies, under penalties of perjury, that such holder is not a United States person and provides such holder's name and address (the "Portfolio Interest Exemption").

    Interest paid to a Non-U.S. Holder of the New Notes that is effectively connected with a United States trade or business conducted by such Non-U.S. Holder will be taxed at the graduated rates applicable to United States citizens, resident aliens and domestic corporations (the "Regular Federal Income Tax") and will not be subject to withholding tax if the Non-U.S. Holder gives an appropriate statement to the Company or its paying agent in advance of the interest payment. In addition to the Regular Federal Income Tax, effectively connected interest received by a Non-U.S. Holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

    Sale or Other Taxable Disposition of the New Notes

     A Non-U.S. Holder will generally not be subject to United States federal income tax on gain recognized on a sale or other disposition of a New Note unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder or (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual and holds the New Note as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met.

     If a Non-U.S. Holder falls within clause (i) in the preceding paragraph, the holder will be taxed on the net gain derived from the sale under the Regular Federal Income Tax and may be subject to withholding under certain circumstances (and, with respect to corporate Non-U.S. Holders, may also be subject to the branch profits tax described above). If an individual Non-U.S. Holder falls under clause (ii) in the preceding paragraph, the holder generally will be subject to United States federal income tax at a rate of 30% on the gain derived from the sale.

    New Withholding Regulations

    The Treasury Department recently promulgated final regulations regarding the withholding and information reporting rules applicable to Non-U.S. Holders (the "New Withholding Regulations"). In general, the New Withholding Regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. The New Withholding Regulations are generally effective for payments made after December 31, 1999, subject to certain transition rules. Non-U.S. Holders should consult their own tax advisors with respect to the impact, if any, of the New Withholding Regulations.

    Federal Estate Taxes

    If interest received by a Non-U.S. Holder on a New Note is exempt from withholding of United States federal income tax under the Portfolio Interest Exemption, the New Note will not be included in the estate of the Non-U.S. Holder for United States federal estate tax purposes.


Information Reporting and Backup Withholding

    Generally, interest on, and the proceeds from the sale or other disposition of, New Notes will be reported to the IRS with respect to U.S. Holders. Interest on New Notes will be reported to the IRS with respect to Non-U.S.
Holders.

    A U.S. Holder of New Notes may be subject to backup withholding at the rate of 31% with respect to interest paid on, or the proceeds from the sale or other disposition of, New Notes unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates its exemption or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder of New Notes who does not provide the Company with the holder's correct taxpayer identification number may be subject to penalties imposed by the IRS. A Non-U.S. Holder of New Notes may also be subject to certain information reporting or backup withholding if certain requisite certification is not received or other exemptions do not apply. Any amount paid as backup withholding would be creditable against the holder's federal income tax liability, provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives Old Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of the Old Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Old Notes received in exchange for Old Notes acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period expiring on the earlier of (i) the date that all holders of Transfer Restricted Securities have registered such securities pursuant to the Exchange Offer and (ii) 365 days after the date of this Prospectus, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until , 1998, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

    The Company will not receive any proceeds from any sale of Old Notes by broker-dealers. Old Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options of the Old Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any Old Notes. Any broker-dealer that resells Old Notes that were received by it for its own account pursuant to the Exchange Offer and any broker-dealer that participates in a distribution of Old Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of Old Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    During the Registration Period, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses of the Exchange Offer (including the expenses of one counsel for the holders of the Old Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

    The Company has not entered into any arrangement or understanding with any person to distribute the Old Notes to be received in the Exchange Offer and to the best of the Company's information and belief, each person participating in the Exchange Offer is acquiring the Old Notes in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the Old Notes to be received in the Exchange Offer.

                                  LEGAL MATTERS

    The legality of the securities offered hereby will be passed upon for the Issuer by Kronish Lieb Weiner & Hellman LLP, 1114 Avenue of the Americas, New York, New York 10036-7798. Ralph J. Sutcliffe, a partner of Kronish Lieb Weiner & Hellman LLP, beneficially owns 90,000 shares of the Issuer's common stock.

                                     EXPERTS

    The consolidated financial statements of Concord Camera Corp. appearing in Concord Camera Corp.'s Annual Report (Form 10-K) for the year ended June 30, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

================================================================================

    No dealer, sales representative or any other person has been authorized to give any information or make any representations in connection with this offer other than those contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Issuer. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any security other than the New Notes offered hereby, nor does it constitute an offer to sell, or the solicitation of an offer to buy, to any person in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Issuer since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

                       -------------


                     TABLE OF CONTENTS
                                                      Page
    Available Information...............................ii
    Incorporation of Certain Documents by Reference.....ii
    Prospectus Summary...................................1
    Risk Factors........................................10
    The Exchange Offer..................................17
    Use of Proceeds.....................................24
    Capitalization......................................24
    Selected Financial Data.............................25
    Business ...........................................26
    Description of the Notes............................35
    Certain Federal Income Tax Consequences.............60
    Plan of Distribution................................63
    Legal Matters.......................................64
    Experts.............................................64

================================================================================

================================================================================


                                  $15,000,000


                              Concord Camera Corp.


                                11% Senior Notes
                                    due 2005


                          ----------------------------
                                   PROSPECTUS
                          ----------------------------













                               ____________, 1998










================================================================================

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

    The New Jersey Business Corporation Act ("NJBCA") permits a corporation to indemnify its directors and officers against reasonable expenses (including attorney's fees), judgments, fines and amounts paid in settlement incurred by them in connection with any action or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action (i.e., one by or in the right of the corporation), indemnification may be made only for reasonable expenses (including attorneys' fees) incurred by directors and officers in connection with the defense or settlement of such action if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation unless and only to the extent that the Superior Court or such other court deems proper. The NJBCA further provides that, to the extent any director or officer has been successful on the merits or otherwise in defense of any action or proceeding referred to in this paragraph or in defense of any claim, issue or matter therein, such person shall be indemnified against reasonable expenses (including attorneys' fees) incurred by him in connection therewith.

    Pursuant to Article SEVENTH of the Issuer's Certificate of Incorporation, as amended, the Issuer will indemnify its corporate agents (as defined in the NJBCA) to the fullest extent permitted by Section 14A:3-5 of the NJBCA and pursuant to Article EIGHTH of the Issuer's Certificate of Incorporation, as amended, the personal liability of the directors is limited to the fullest extent permitted by Section 14A:2-7(3) of the NJBCA.

    The Issuer has entered into a certain indemnification agreement with Ira J. Hechler in order to induce Mr. Hechler to serve on the board of directors (the "Board"). Pursuant to such agreement, Mr. Hechler will be indemnified and held harmless by the registrant to the fullest extent permitted by the NJBCA against all expenses reasonably incurred or suffered in any action, suit or proceeding involving Mr. Hechler by reason of the fact that he is or was a director of the Issuer or served in another capacity at the request of the Issuer.

    Pursuant to a certain Purchase Agreement, dated May 29, 1992, between Mr. Hechler and the Issuer, the Issuer has also agreed to enter into indemnification agreements (in the same form as the indemnification agreement with Mr. Hechler) with the two directors that may be nominated by Mr. Hechler and elected to the Board.

    The Issuer has entered into employment agreements with Jack C. Benun, the former Chairman and Chief Executive Officer, Ira B. Lampert, the current Chairman and Chief Executive Officer, and Steve Jackel, the former President and Chief Operating Officer (each, individually, an "Officer"), which include certain indemnification provisions. Pursuant to such provisions, each Officer will be indemnified and held harmless by the Issuer to the fullest extent permitted or authorized by the Issuer's Certificate of Incorporation or By-laws, or the NJBCA against all expenses reasonably incurred or suffered in any action, suit or proceeding involving any Officer by reason of the fact that such Officer is or was a director, officer, or employee of the Issuer or served in another capacity at the request of the Issuer.

    The issuer has indemnification insurance under which directors and officers are insured against certain liability that may occur in their capacity as such.

Item 21. Exhibits.

    (a)  Exhibits


        EXHIBIT
        NUMBER                               DESCRIPTION
        ------                               -----------

         3.1     Certificate of Incorporation of the Company (l)

        EXHIBIT
        NUMBER                               DESCRIPTION
        ------                               -----------

         3.2     Amendments to Certificate of Incorporation of the Company (l)

         3.3     Amendment No. 4 to Certificate of Incorporation of the Company
                 (3)

         3.4     Amendment No. 5 to Certificate of Incorporation of the Company
                 (18)

         3.5     Restated By-Laws of the Company (18)

         4.1 Purchase Agreement, dated July 30, 1998, between Dreyfus High Yield Strategies Fund and the Company (19)

         4.2 Indenture, dated July 30, 1998, between Bankers Trust Company and the Company (19)

         4.3 Registration Rights Agreement, dated July 30, 1998, between Dreyfus High Yield Strategies Fund and the Company (19)

         5       Opinion of Kronish Lieb Weiner & Hellman LLP

         8 Opinion of Kronish Lieb Weiner & Hellman LLP re: tax matters (contained in their opinion filed as Exhibit 4 to this Registration Statement)

         9.1 Voting Agreement, dated as of November 7, 1995, as amended, among Ira B. Lampert, Eli Shoer, Steve Jackel, George Erfurt, Arthur Zawodny, Brian F. King and Lawrence Pesin (16)

         9.2 Agreement, dated as of July 18, 1997, by and among Brian F. King, Lawrence Pesin and Keith Lampert (17)

         10.1 Settlement Agreement between the Company and the Commission, effective September 1, 1994 (11)

         10.2 Employment Agreement between the Company and Ira B. Lampert, dated as of July 15, 1993 (6)

         10.3 Employment Agreement between Concord France and Jean Louis Vinant, dated as of July 1, 1994 (11)

         10.4 Employment Agreement between the Company and Hans Dieter Kuehn, dated as of April 1, 1993 (6)

         10.5 Employment Agreement between the Company and Eli Shoer. dated as of July 1, 1993 (6)

         10.6 Pledge Agreement between the Company and Benun, dated as of March 7, 1994 (10)

         10.7 Pledge Agreement between the Company and Benun, dated as of April 6, 1994 (10)

         10.8 Compensation Trade Agreement between Concord HK and Shenzhen Baoan Contat Camera Factory and translation, dated November 23, 1993 (7)

        EXHIBIT
        NUMBER                               DESCRIPTION
        ------                               -----------

         10.9 Processing Trade Agreement, dated October 28, 1986, between Concord Camera Enterprises Company Ltd. and Baoan County Foreign Trade Company and Concord Electronic Factory Henggang, Baoan County and translations (1)

         10.10 Filing Certificate for Joint Venture, Cooperative Venture, Compensation Trade and Foreign-Related Processing and Assembly Agreements (Contracts) issued by the Foreign Economic Relations Office People's Government of Baoan County, Shenzhen November 1, 1986 and translations (1)

         10.11 Processing and Assembly Contract, dated July 25, 1987, between Concord Camera Enterprises Company Ltd. and Baoan County Foreign Trade Company and Concord Electronic Factory, Henggang, Baoan County and translations (1)

         10.12 Processing Trade Agreement, dated September 6, 1985, between Dialbright Company Limited and Baoan County Foreign Trade Company and Dialbright Electronic Factory, Henggang, Baoan County and translations (1)

         10.13 Filing Certificate for Joint Venture, Cooperative Venture, Compensation Trade and Foreign-Related Processing and Assembly Agreements (Contracts) issued by the Foreign Economic Relations Office, People's Government of Baoan County, Shenzhen on September 12, 1985 and translations (1)

         10.14 Notice Concerning the Approval of Import Projects issued by the Foreign Economic Relations Office, Baoan County, Shenzhen on September 12, 1985 and translations (1)

         10.15 Supplementary Agreement, dated September 27, 1985, between Dialbright Company Limited and Baoan County Foreign Trade Company and Dialbright Electronic Factory, Henggang, Baoan County and translation (1)

         10.16 Notice Concerning the Approval of Supplementary Agreement, dated September 27, 1985 issued by the Foreign Economic Relations Office, Baoan County on October 4, 1985 and translation (1)

         10.17 Processing and Assembly Contract, dated September 27, 1985, between Dialbright Company Limited and Baoan County Foreign Trade Company and Dialbright Electronic Factory, Henggang, Baoan County and translation (1)

         10.18 Supplementary Agreement, dated October 30, 1985, between Dialbright Company Limited and Baoan County Foreign Trade Company and Dialbright Electronic Factory, Henggang, Baoan County and translation (1)

         10.19 Processing and Assembly Contract, dated December 17, 1985, between Dialbright Company Limited and Baoan County Foreign Trade Company and Dialbright Electronic Factory, Henggang, Baoan County and translation (1)

         10.20 Processing and Assembly Contract between Dialbright Company Limited and Baoan County Foreign Trade Company and Dialbright Electronic Factory, Henggang, Baoan County and translation (1)

         10.21 Supplementary Agreement, dated July 9, 1986, between Dialbright Company Limited and Baoan County Foreign Trade Company and Dialbright Electronic Factory, Henggang, Baoan County and translation (1)

        EXHIBIT
        NUMBER                               DESCRIPTION
        ------                               -----------


         10.22 Processing and Assembly Contract, dated July 11, 1986, between Dialbright Company Limited and Baoan County Foreign Trade Company and Dialbright Electronic Factory, Henggang, Baoan County and translation (1)

         10.23 Processing and Assembly Contract, dated August 14, 1986, between Dialbright Company Limited and Baoan County Foreign Trade Company and Dialbright Electronic Factory, Henggang, Baoan County and translation (1)

         10.24 Supplementary Agreement, dated August 26, 1986, between Dialbright Company Limited and Baoan County Foreign Trade Company and Dialbright Electronic Factory, Henggang, Baoan County and translation (1)

         10.25 Agreement for the Provision of Land, Management Services and Labor between Company and Wan Kong Economic Development Corporation of Baoan County, dated July 10, 1988 (English Translation with Chinese Original attached) (2)

         10.26 Agreement between Dialbright and Development Corporation, Baoan County, dated September 23, 1988 (2)

         10.27 Agreement between Dialbright and Henggang Economic Development Corporation, dated September 23, 1988 and translation (2)

         10.28 Construction Works Contract between Concord Factory Henggang and Henggang Economic Development Corporation, dated February 25, 1989, and translation (2)

         10.29 Agreement between Concord HK and Baoan Henggang Joint Stock Investment Company, Ltd., dated February 15, 1993 and translation (4)

         10.30 Contract for the Utilization of Land in Factory Construction between Concord HK and Henggang Investment Holdings Limited, dated June 20, 1994, and translations (11)

         10.31 Supplemental Agreement to the Contract for the Utilization of Land in Factory Construction between Concord HK and Henggang Investment Holdings Limited, dated June 20, 1994, and translations (11)

         10.32   Loan and Security Agreement between the Company,
                 Concord-Keystone Sales Corp. and CIT, dated March 30, 1994 (9)

         10.33   Loan Agreement between Concord HK and BOEA dated June 15, 1993
                 (6)

         10.34 Amendment to Loan Agreement between Concord HK and BOEA, dated January 11, 1994 (8)

         10.35   Incentive Plan, effective November 29, 1993 (13)

         10.36   Amended and Restated 1988 Stock Option Plan (4)

         10.27 Third Extension and Amendment of Lease, dated April 18, 1994, by and between Howard H. Gelb and Eunice Gelb and the Company
                 (11)

         10.38 Employment Agreement between the Company and Eli Shoer, dated as of October 1, 1994 (12)

        EXHIBIT
        NUMBER                               DESCRIPTION
        ------                               -----------

         10.39 Employment Agreement between the Company and Gary Kaess, dated as of November 1994 (12)

         10.40 Amended and Restated Employment Agreement between Concord Camera HK Limited and Arthur Zawodny, dated as of October 21, 1994 (12)

         10.41 Consulting Agreement between the Company Arid Harjac Consulting, Inc., dated as of May 1, 1995 (13)

         10.42 First Amendment to Revolving Line of Credit and Security Agreement between the Company and the Bank of East Asia Limited, New York Branch (14)

         10.43 Employment Agreement between the Company and Steve Jackel, dated as of January 1, 1996 (15)

         10.44 Amended and Restated Employment Agreement between the Company and Ira B. Lampert, dated as of May 1, 1997 (18)

         11      Statement re: computation of per share earnings

         12      Statement re: computation of ratio of earnings to fixed charges

         21      List of Subsidiaries of Company (6)

         23.1    Consent of Ernst & Young LLP

         23.2 Consent of Kronish Lieb Weiner & Hellman LLP (contained in their opinion filed as Exhibit 5 to this Registration Statement)

         24 Power of Attorney as set forth on the signature page of this Registration Statement

         25 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 on Form T-1

         99      Form of Letter of Transmittal

     (1) This document has been previously filed with the Securities and Exchange Commission as an Exhibit to Company's Registration Statement on Form S-18 (No. 33-21156), declared effective July 12, 1988 and is incorporated herein by reference.
     (2) This document has been previously filed with the Securities and Exchange Commission as an Exhibit to Company's annual report on Form 10-K for the fiscal year ended June 30, 1989 and is incorporated herein by reference.
     (3) This document has been previously filed with the Securities and Exchange Commission as an Exhibit to Company's interim report on Form 8-K dated May 29, 1992 and is incorporated herein by reference.
     (4) This document has been previously filed with the Securities and Exchange Commission as an Exhibit to the Company's Registration Statement on Form S-1 (33-59398), filed with the Commission on March 11, 1993 and is incorporated herein by reference.
     (5) This document has been previously filed as Exhibit 10.46 to Amendment No. 2 to the Company's Registration Statement on Form S-1, filed June 1, 1993 and is incorporated herein by reference.
     (6) This document has been previously filed with the Securities and Exchange Commission as an Exhibit to the Company's annual report on Form 10-K for the fiscal year ended June 30, 1993 and is incorporated herein by reference.

     (7) This document has been previously filed with the Securities and Exchange Commission as an Exhibit to the Company's interim report on Form 8-K dated November 23, 1993 and is incorporated herein by reference.
     (8) This document has been previously filed with the Securities and Exchange Commission as an Exhibit to the Company's quarterly report on Form 10-Q for the fiscal quarter ended December 31, 1993 and is incorporated herein by reference.
     (9) This document has been previously filed with the Securities and Exchange Commission as an Exhibit to the Company's interim report on Form 8-K dated March 30, 1994 and is incorporated herein by reference.
    (10) This document has been previously filed with the Securities and Exchange Commission as an Exhibit to the Company's quarterly report on Form 10-Q for the fiscal quarter ended March 31, 1994 and is incorporated herein by reference.
    (11) This document has been previously filed with the Securities and Exchange Commission as an Exhibit to the Company's annual report on Form 10-K for the Fiscal Year ended June 30, 1994 and is incorporated herein by reference.
    (12) This document has been previously filed with the Securities and Exchange Commission as an Exhibit to the Company's quarterly report on Form 10-Q for the fiscal period ended March 31, 1995 and is incorporated herein by reference.
    (13) This document has been previously filed with the Securities and Exchange Commission as an Exhibit to the Company's annual report on Form 10-K for the Fiscal Year ended June 30, 1995 and is incorporated herein by reference.
    (14) This document has been previously filed with the Securities and Exchange Commission as a Form 10-Q for the fiscal period ended September 30, 1995 and is incorporated herein by reference.
    (15) This document has been previously filed with the Securities and Exchange Commission as a Form 10-Q for the Fiscal period ended March 31, 1996 and is incorporated herein by reference.
    (16) This document has been previously filed with the Securities and Exchange Commission as an exhibit to a Schedule 13D Amendment No. 1 filed on March 4, 1997 and is incorporated herein by reference.
    (17) This document has been previously filed with the Securities and Exchange Commission as an exhibit to a Schedule 13D Amendment No. 2 filed on July 14, 1997 and is incorporated herein by reference.
    (18) This document has been previously filed with the Securities and Exchange Commission as an exhibit to the Company's annual report on Form 10-K for the Fiscal Year ended June 30, 1997 and is incorporated herein by reference.
    (19) This document has been previously filed with the Securities and Exchange Commission as an exhibit to the Company's annual report on Form 10-K for the Fiscal Year ended June 30, 1998 and is incorporated herein by reference.

    (b)            Financial statements and financial statement schedules

         All necessary financial statements and financial statement schedules have been previously filed with the Commission and are incorporated herein by reference.

    Item 22. Undertakings.

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Exchange Offer Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the Prospectus any facts or events arising after the effective date of this Exchange Offer Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Exchange Offer Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Exchange Offer Registration Statement or any material change to such information in this Exchange Offer Registration Statement;

    provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Issuer pursuant to
Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this Exchange Offer Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11 or 13 of this Exchange Offer Registration Statement, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Exchange Offer Registration Statement through the date of responding to the request.

    (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Exchange Offer Registration Statement when it became effective.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Issuer pursuant to the foregoing provisions, or otherwise, the Issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Issuer of expenses incurred or paid by a director, officer or controlling person of the Issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Issuer has duly caused this Exchange Offer Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Avenel, State of New Jersey, on this 29th day of September, 1998.

                                            Concord Camera Corp.

                                            By: /s/ Ira B. Lampert
                                                -------------------------
                                                Ira B. Lampert
                                                Chief Executive Officer

    Pursuant to the requirements of the Securities Act, this Exchange Offer Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below under the heading "Signature" constitutes and appoints Ira B. Lampert and Harlan
I. Press or either of them, as true and lawfully attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments to this Exchange Offer Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


    Signature                                             Title                               Date
    ---------                                             -----                               ----
    Principal Executive Officer:

    /s/ Ira B. Lampert                                    Chief Executive Officer             September 29, 1998
    ---------------------------------
    Ira B. Lampert

    Principal Financial and Accounting Officer:

    /s/ Harlan I. Press                                   Controller                          September 29, 1998
    ---------------------------------                     and Assistant Secretary
    Harlan I. Press

    Directors:


    /s/ Ira B. Lampert                                    Chairman of the Board                September 29, 1998
    --------------------------------
    Ira B. Lampert

    /s/ Eli Arenberg                                      Director                             September 29, 1998
    --------------------------------
    Eli Arenberg

    /s/ Joel L. Gold                                      Director                             September 29, 1998
    --------------------------------
    Joel L. Gold



    Directors:

    /s/ Morris H. Gindi                                   Director                            September 29, 1998
    -------------------------------
    Morris H. Gindi

    /s/ J. David Hakman                                   Director                            September 29, 1998
    -------------------------------
    J. David Hakman


    /s/ Ira J. Hechler                                    Director                            September 29, 1998
    -------------------------------
    Ira J. Hechler

    /s/ Kent M. Klineman                                  Director                            September 29, 1998
    -------------------------------
    Kent M. Klineman


       EXHIBIT
        NUMBER                            DESCRIPTION
        ------                            -----------

         3.1     Certificate of Incorporation of the Company (l)

         3.2     Amendments to Certificate of Incorporation of the Company (l)

         3.3     Amendment No. 4 to Certificate of Incorporation of the Company
                 (3)

         3.4     Amendment No. 5 to Certificate of Incorporation of the Company
                 (18)

         3.5     Restated By-Laws of the Company (18)

         4.1 Purchase Agreement, dated July 30, 1998, between Dreyfus High Yield Strategies Fund and the Company (19)

         4.2 Indenture, dated July 30, 1998, between Bankers Trust Company and the Company (19)

         4.3 Registration Rights Agreement, dated July 30, 1998, between Dreyfus High Yield Strategies Fund and the Company (19)

         5       Opinion of Kronish Lieb Weiner & Hellman LLP

         8 Opinion of Kronish Lieb Weiner & Hellman LLP re: tax matters (contained in their opinion filed as Exhibit 4 to this Registration Statement)

         9.1 Voting Agreement, dated as of November 7, 1995, as amended, among Ira B. Lampert, Eli Shoer, Steve Jackel, George Erfurt, Arthur Zawodny, Brian F. King and Lawrence Pesin (16)

         9.2 Agreement, dated as of July 18, 1997, by and among Brian F. King, Lawrence Pesin and Keith Lampert (17)

         10.1 Settlement Agreement between the Company and the Commission, effective September 1, 1994 (11)

         10.2 Employment Agreement between the Company and Ira B. Lampert, dated as of July 15, 1993 (6)

         10.3 Employment Agreement between Concord France and Jean Louis Vinant, dated as of July 1, 1994 (11)

         10.4 Employment Agreement between the Company and Hans Dieter Kuehn, dated as of April 1, 1993 (6)

         10.5 Employment Agreement between the Company and Eli Shoer. dated as of July 1, 1993 (6)

         10.6 Pledge Agreement between the Company and Benun, dated as of March 7, 1994 (10)

         10.7 Pledge Agreement between the Company and Benun, dated as of April 6, 1994 (10)

         10.8 Compensation Trade Agreement between Concord HK and Shenzhen Baoan Contat Camera Factory and translation, dated November 23, 1993 (7)

       EXHIBIT
        NUMBER                            DESCRIPTION
        ------                            -----------

         10.9 Processing Trade Agreement, dated October 28, 1986, between Concord Camera Enterprises Company Ltd. and Baoan County Foreign Trade Company and Concord Electronic Factory Henggang, Baoan County and translations (1)

         10.10 Filing Certificate for Joint Venture, Cooperative Venture, Compensation Trade and Foreign-Related Processing and Assembly Agreements (Contracts) issued by the Foreign Economic Relations Office People's Government of Baoan County, Shenzhen November 1, 1986 and translations (1)

         10.11 Processing and Assembly Contract, dated July 25, 1987, between Concord Camera Enterprises Company Ltd. and Baoan County Foreign Trade Company and Concord Electronic Factory, Henggang, Baoan County and translations (1)

         10.12 Processing Trade Agreement, dated September 6, 1985, between Dialbright Company Limited and Baoan County Foreign Trade Company and Dialbright Electronic Factory, Henggang, Baoan County and translations (1)

         10.13 Filing Certificate for Joint Venture, Cooperative Venture, Compensation Trade and Foreign-Related Processing and Assembly Agreements (Contracts) issued by the Foreign Economic Relations Office, People's Government of Baoan County, Shenzhen on September 12, 1985 and translations (1)

         10.14 Notice Concerning the Approval of Import Projects issued by the Foreign Economic Relations Office, Baoan County, Shenzhen on September 12, 1985 and translations (1)

         10.15 Supplementary Agreement, dated September 27, 1985, between Dialbright Company Limited and Baoan County Foreign Trade Company and Dialbright Electronic Factory, Henggang, Baoan County and translations (1)

         10.16 Notice Concerning the Approval of Supplementary Agreement, dated September 27, 1985 issued by the Foreign Economic Relations Office, Baoan County on October 4, 1985 and translation (1)

         10.17 Processing and Assembly Contract, dated September 27, 1985, between Dialbright Company Limited and Baoan County Foreign Trade Company and Dialbright Electronic Factory, Henggang, Baoan County and translation (1)

         10.18 Supplementary Agreement, dated October 30, 1985, between Dialbright Company Limited and Baoan County Foreign Trade Company and Dialbright Electronic Factory, Henggang, Baoan County and translation (1)

         10.19 Processing and Assembly Contract, dated December 17, 1985, between Dialbright Company Limited and Baoan County Foreign Trade Company and Dialbright Electronic Factory, Henggang, Baoan County and translation (1)

         10.20 Processing and Assembly Contract between Dialbright Company Limited and Baoan County Foreign Trade Company and Dialbright Electronic Factory, Henggang, Baoan County and translation (1)

         10.21 Supplementary Agreement, dated July 9, 1986, between Dialbright Company Limited and Baoan County Foreign Trade Company and Dialbright Electronic Factory, Henggang, Baoan County and translation (1)

       EXHIBIT
        NUMBER                            DESCRIPTION
        ------                            -----------

         10.22 Processing and Assembly Contract, dated July 11, 1986, between Dialbright Company Limited and Baoan County Foreign Trade Company and Dialbright Electronic Factory, Henggang, Baoan County and translation (1)

         10.23 Processing and Assembly Contract, dated August 14, 1986, between Dialbright Company Limited and Baoan County Foreign Trade Company and Dialbright Electronic Factory, Henggang, Baoan County and translation (1)

         10.24 Supplementary Agreement, dated August 26, 1986, between Dialbright Company Limited and Baoan County Foreign Trade Company and Dialbright Electronic Factory, Henggang, Baoan County and translation (1)

         10.25 Agreement for the Provision of Land, Management Services and Labor between Company and Wan Kong Economic Development Corporation of Baoan County, dated July 10, 1988 (English Translation with Chinese Original attached) (2)

         10.26 Agreement between Dialbright and Development Corporation, Baoan County, dated September 23, 1988 (2)

         10.27 Agreement between Dialbright and Henggang Economic Development Corporation, dated September 23, 1988 and translation (2)

         10.28 Construction Works Contract between Concord Factory Henggang and Henggang Economic Development Corporation, dated February 25, 1989, and translation (2)

         10.29 Agreement between Concord HK and Baoan Henggang Joint Stock Investment Company, Ltd., dated February 15, 1993 and translation (4)

         10.30 Contract for the Utilization of Land in Factory Construction between Concord HK and Henggang Investment Holdings Limited, dated June 20, 1994, and translations (11)

         10.31 Supplemental Agreement to the Contract for the Utilization of Land in Factory Construction between Concord HK and Henggang Investment Holdings Limited, dated June 20, 1994, and translations (11)

         10.32   Loan and Security Agreement between the Company,
                 Concord-Keystone Sales Corp. and CIT, dated March 30, 1994 (9)

         10.33   Loan Agreement between Concord HK and BOEA dated June 15, 1993
                 (6)

         10.34 Amendment to Loan Agreement between Concord HK and BOEA, dated January 11, 1994 (8)

         10.35   Incentive Plan, effective November 29, 1993 (13)

         10.36   Amended and Restated 1988 Stock Option Plan (4)

         10.27 Third Extension and Amendment of Lease, dated April 18, 1994, by and between Howard H. Gelb and Eunice Gelb and the Company
                 (11)

         10.38 Employment Agreement between the Company and Eli Shoer, dated as of October 1, 1994 (12)

        EXHIBIT
        NUMBER                            DESCRIPTION
        ------                            -----------

         10.39 Employment Agreement between the Company and Gary Kaess, dated as of November 1994 (12)

         10.40 Amended and Restated Employment Agreement between Concord Camera HK Limited and Arthur Zawodny, dated as of October 21, 1994 (12)

         10.41 Consulting Agreement between the Company Arid Harjac Consulting, Inc., dated as of May 1, 1995 (13)

         10.42 First Amendment to Revolving Line of Credit and Security Agreement between the Company and the Bank of East Asia Limited, New York Branch (14)

         10.43 Employment Agreement between the Company and Steve Jackel, dated as of January 1, 1996 (15)

         10.44 Amended and Restated Employment Agreement between the Company and Ira B. Lampert, dated as of May 1, 1997 (18)

         11      Statement re: computation of per share earnings

         12      Statement re: computation of ratio of earnings to fixed charges

         21      List of Subsidiaries of Company (6)

         23.1    Consent of Ernst & Young LLP

         23.2 Consent of Kronish Lieb Weiner & Hellman LLP (contained in their opinion filed as Exhibit 5 to this Registration Statement)

         24 Power of Attorney as set forth on the signature page of this Registration Statement

         25 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 on Form T-1

         99      Form of Letter of Transmittal

     (1) This document has been previously filed with the Securities and Exchange Commission as an Exhibit to Company's Registration Statement on Form S-18 (No. 33-21156), declared effective July 12, 1988 and is incorporated herein by reference.
     (2) This document has been previously filed with the Securities and Exchange Commission as an Exhibit to Company's annual report on Form 10-K for the fiscal year ended June 30, 1989 and is incorporated herein by reference.
     (3) This document has been previously filed with the Securities and Exchange Commission as an Exhibit to Company's interim report on Form 8-K dated May 29, 1992 and is incorporated herein by reference.
     (4) This document has been previously filed with the Securities and Exchange Commission as an Exhibit to the Company's Registration Statement on Form S-1 (33-59398), filed with the Commission on March 11, 1993 and is incorporated herein by reference.
     (5) This document has been previously filed as Exhibit 10.46 to Amendment No. 2 to the Company's Registration Statement on Form S-1, filed June 1, 1993 and is incorporated herein by reference.
     (6) This document has been previously filed with the Securities and Exchange Commission as an Exhibit to the Company's annual report on Form 10-K for the fiscal year ended June 30, 1993 and is incorporated herein by reference.
     (7) This document has been previously filed with the Securities and Exchange Commission as an Exhibit to the Company's interim report on Form 8-K dated November 23, 1993 and is incorporated herein by reference.

     (8) This document has been previously filed with the Securities and Exchange Commission as an Exhibit to the Company's quarterly report on Form 10-Q for the fiscal quarter ended December 31, 1993 and is incorporated herein by reference.
     (9) This document has been previously filed with the Securities and Exchange Commission as an Exhibit to the Company's interim report on Form 8-K dated March 30, 1994 and is incorporated herein by reference.
    (10) This document has been previously filed with the Securities and Exchange Commission as an Exhibit to the Company's quarterly report on Form 10-Q for the fiscal quarter ended March 31, 1994 and is incorporated herein by reference.
    (11) This document has been previously filed with the Securities and Exchange Commission as an Exhibit to the Company's annual report on Form 10-K for the Fiscal Year ended June 30, 1994 and is incorporated herein by reference.
    (12) This document has been previously filed with the Securities and Exchange Commission as an Exhibit to the Company's quarterly report on Form 10-Q for the fiscal period ended March 31, 1995 and is incorporated herein by reference.
    (13) This document has been previously filed with the Securities and Exchange Commission as an Exhibit to the Company's annual report on Form 10-K for the Fiscal Year ended June 30, 1995 and is incorporated herein by reference.
    (14) This document has been previously filed with the Securities and Exchange Commission as a Form 10-Q for the fiscal period ended September 30, 1995 and is incorporated herein by reference.
    (15) This document has been previously filed with the Securities and Exchange Commission as a Form 10-Q for the Fiscal period ended March 31, 1996 and is incorporated herein by reference.
    (16) This document has been previously filed with the Securities and Exchange Commission as an exhibit to a Schedule 13D Amendment No. 1 filed on March 4, 1997 and is incorporated herein by reference.
    (17) This document has been previously filed with the Securities and Exchange Commission as an exhibit to a Schedule 13D Amendment No. 2 filed on July 14, 1997 and is incorporated herein by reference.
    (18) This document has been previously filed with the Securities and Exchange Commission as an exhibit to the Company's annual report on Form 10-K for the Fiscal Year ended June 30, 1997 and is incorporated herein by reference.
    (19) This document has been previously filed with the Securities and Exchange Commission as an exhibit to the Company's annual report on Form 10-K for the Fiscal Year ended June 30, 1998 and is incorporated herein by reference.